UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALECTOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ALECTOR, INC.

131 OYSTER POINT BOULEVARD, SUITE 600

SOUTH SAN FRANCISCO, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on Wednesday, June 11, 2025

Dear Stockholders of Alector, Inc.:

We cordially invite you to attend the 2025 annual meeting of stockholders (the “Annual Meeting”) of Alector, Inc., a Delaware corporation (“Alector” or the “Company”), which will be held on Wednesday, June 11, 2025 at 8:00 a.m. Pacific Time. The Annual Meeting will be held virtually via a live webcast at https://web.lumiconnect.com/209804434 password: alector2025 (cap sensitive), originating from South San Francisco, California, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class I directors to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

3. To conduct an advisory vote to approve the compensation of our named executive officers; and

4. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 15, 2025 as the record date for the Annual Meeting. Only stockholders of record on April 15, 2025 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 24, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://www.astproxyportal.com/ast/22640. All you have to do is enter the control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible.

We appreciate your continued support of Alector.

By order of the Board of Directors,

Arnon Rosenthal, Ph.D.

Co-founder, Chief Executive Officer, and Director

South San Francisco, California

April 24, 2025

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	-1-
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	-6-
PROPOSAL NO. 1 ELECTION OF DIRECTORS	-20-
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	-21-
PROPOSAL NO. 3 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	-23-
AUDIT COMMITTEE REPORT	-24-
EXECUTIVE OFFICERS	-25-
EXECUTIVE COMPENSATION	-27-
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	-52-
RELATED PARTY TRANSACTIONS	-54-
OTHER MATTERS	-55-

ALECTOR, INC.

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on Wednesday, June 11, 2025

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2025 annual meeting of stockholders of Alector, Inc., a Delaware corporation, and any postponements, adjournments, or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually, via live webcast at https://web.lumiconnect.com/209804434 password: alector2025 (cap sensitive), originating from South San Francisco, California. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 24, 2025 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Why are you holding a virtual Annual Meeting?

This year’s Annual Meeting will be a “virtual meeting” of stockholders. We are continuously exploring technologies and services that will best permit our stockholders to engage with us and vote. We have implemented the virtual format in order to facilitate stockholder attendance at our Annual Meeting. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation, and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management.

How do I attend and participate in the Annual Meeting online?

We will be hosting the meeting via live webcast only at https://web.lumiconnect.com/209804434 password: alector2025 (cap sensitive). You will be able to submit your questions and vote your shares electronically during the Annual Meeting.

The webcast will start at 8:00 a.m. Pacific Time. You are encouraged to access the meeting prior to the start time. The webcast will open 15 minutes before the start of the meeting, and you should allow ample time for the check-in procedures. In order to enter the meeting, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock (as defined below) or included with your voting instructions received from your broker, bank, or other financial intermediary if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at https://web.lumiconnect.com/209804434 password: alector2025 (cap sensitive).

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page.

What matters am I voting on?

You will be voting on:

•
the election of two Class I directors to serve until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified;
•
a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
•
an advisory vote to approve the compensation of our named executive officers; and
•
any other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

•
“FOR” the election of Arnon Rosenthal, Ph.D. and Paula Hammond, Ph.D. as Class I directors;
•
“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•
“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 15, 2025, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 99,992,600 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote on your own behalf at our Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a broker, bank, or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank, or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend our Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock on your own behalf at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present (including by proxy) at our Annual Meeting and entitled to vote thereon. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.
•
Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at our Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
•
Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at our Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•
online during the Annual Meeting, follow the provided instructions to join the meeting at https://web.lumiconnect.com/209804434 password: alector2025 (cap sensitive), starting at 8:00 a.m. Pacific Time on June 11, 2025 (have your Notice or proxy card in hand when you visit the website);
•
by Internet at www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 10, 2025 (have your Notice or proxy card in hand when you visit the website);
•
by toll-free telephone at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries (have your Notice or proxy card in hand when you call); or
•
by completing and mailing your proxy card (if you received printed proxy materials).

Even if you plan to participate in our Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to participate in the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, by telephone, or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares on your own behalf at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•
entering a new vote by Internet or by telephone;
•
completing and mailing a later-dated proxy card; or
•
notifying the Secretary of Alector, Inc., in writing, addressed to 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080.

If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.

You may also change your vote or revoke your proxy by attending our Annual Meeting and voting online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Arnon Rosenthal, Ph.D. and Sara Kenkare-Mitra, Ph.D. have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 24, 2025 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, or on the approval, on an advisory basis, of the compensation of our named executive officers, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We expect to announce voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Alector, Inc.

Attention: Investor Relations

131 Oyster Point Boulevard, Suite 600

South San Francisco, California 94080

Tel: (415) 231-5660

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2026 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 25, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Alector, Inc.

Attention: Secretary

131 Oyster Point Boulevard, Suite 600

South San Francisco, California 94080

Tel: (415) 231-5660

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2026 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•
not earlier than February 8, 2026; and
•
not later than the close of business on March 10, 2026.

In the event that we hold our 2026 annual meeting of stockholders more than 25 days before or after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2026 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•
the 90th day prior to our 2026 annual meeting of stockholders; or
•
the 10th day following the day on which public announcement of the date of our 2026 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our Corporate Governance and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of nine members. Seven of our directors, Drs. Garofalo, Hammond, Yaffe, and De Souza and Messrs. Lavigne, Wehner, and Altmeyer, are independent within the meaning of the listing standards of The Nasdaq Global Select Market (“Nasdaq”). Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Immediately following the Annual Meeting, the number of authorized directors will be reduced from nine to eight directors, as Mr. Wehner, one of our Class I directors, is not standing for re-election and will no longer serve on our Board of Directors following the Annual Meeting. Mr. Wehner served on the Board of Directors since 2018, and the Company extends its gratitude to Mr. Wehner for his years of service and contributions to the Company.

The following table sets forth the names and certain other information about each of the nominees for Class I director. The names of and certain other information about the continuing members of our Board of Directors are also set forth below. All information is as of March 31, 2025:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Arnon Rosenthal, Ph.D.	I	70	Co-founder, Chief Executive Officer and Director	2013	2025	2028
Paula Hammond, Ph.D.(2)(3)	I	61	Director	2020	2025	2028
Continuing Directors
Elizabeth Garofalo, M.D.(2)	II	67	Director	2021	2026	—
Errol De Souza, Ph.D(1)(2)	II	71	Director	2024	2026	—
Kristine Yaffe, M.D.(3)	II	62	Director	2019	2026	—
Louis J. Lavigne, Jr.(1)(2)	III	76	Chairperson and Director	2018	2027	—
Richard H. Scheller, Ph.D.	III	71	Director	2018	2027	—
Mark Altmeyer(1)(3)	III	64	Director	2024	2027	—
Director Not Standing for Re-election
David Wehner(1)	I	56	Director	2018	2025	—

(1)
Member of our Audit Committee
(2)
Member of our People, Culture, and Compensation Committee
(3)
Member of our Corporate Governance and Nominating Committee

Nominees for Director

Arnon Rosenthal, Ph.D. Dr. Rosenthal co-founded Alector in 2013 and has served as a member of our Board of Directors and as Chief Executive Officer since 2013. Dr. Rosenthal co-founded Annexon Biosciences, Inc. and served as its acting Chief Executive Officer from August 2011 to December 2014 and served as a member of the board of directors, including as Chairman from August 2011 to February 2017. Dr. Rosenthal co-founded Rinat Neuroscience Corporation (acquired by Pfizer Inc. in August 2006), which discovered and developed the migraine drug, Ajovy, and served as President, Chief Scientific Officer, and as a member of the board of directors from August 2001 to August 2006. From January 1985 to August 2001, Dr. Rosenthal served in various roles at Genentech, Inc., where he ultimately served as Staff Scientist and was appointed as a permanent member of Genentech’s Research Review Committee, where his team discovered the target for the cancer drug Erivedge. Dr. Rosenthal conducted his post-doctoral fellowship at Genentech, Inc. He holds a Ph.D. in biology from the Hebrew University of Jerusalem.

We believe Dr. Rosenthal is qualified to serve on our Board of Directors because of the perspective and experience he provides as one of our founders and as our Chief Executive Officer, his experience as a founder and director of other life sciences companies, his educational background, as well as his broad experience within the pharmaceutical industry, particularly in the area of neuroscience and drug discovery and development.

Paula Hammond, Ph.D. Dr. Hammond has served as a member of our Board of Directors since March 2020. Dr. Hammond is Institute Professor and the Vice Provost for Faculty at the Massachusetts Institute of Technology (“MIT”), where she has been a faculty member since 1995. She served as the Head of the Department of Chemical Engineering at MIT from 2015 through 2023. She is a member of MIT’s David H. Koch Institute for Integrative Cancer Research and a founding member of the MIT Institute for

Soldier Nanotechnology. She investigates electrostatic polymer systems for targeted nanoparticle drug and gene delivery, and is known for her work on nanoparticles to target cancer, and thin film coatings to release factors that regenerate bone and assist in wound healing. Dr. Hammond was elected into the National Academy of Science in 2019, the National Academy of Engineering in 2017, the National Academy of Medicine in 2016, and the 2013 Class of the American Academy of Arts and Sciences. She is also a member of the National Academy of Inventors. She received the Margaret H. Rousseau Pioneer Award for Lifetime Achievement by a Woman Chemical Engineer and the Benjamin Franklin Medal in Chemistry from the Franklin Institute. In 2021, Dr. Hammond was selected to become a member of the President’s Council of Advisors on Science and Technology (PCAST). Dr. Hammond holds an M.S. in Chemical Engineering from the Georgia Institute of Technology and a Ph.D. and S.B. in Chemical Engineering from MIT. Dr. Hammond has published over 330 papers and over 20 patent applications. She is the co-founder and member of the Scientific Advisory Board of LayerBio, Inc., a member of the board of directors of Sail Biomedicines, Inc. (formerly Senda Biosciences, Inc.), a member of the board of directors of the MIT Engine, a member of the Scientific Advisory Board of Moderna, Inc., and an advisor for Catalio Capital Management.

We believe Dr. Hammond is qualified to serve on our Board of Directors based on her scientific background and experience as an internationally recognized expert in the field of chemical engineering and based on her work in the field of cancer research.

Continuing Directors

Elizabeth Garofalo, M.D. Dr. Garofalo has served as a member of our Board of Directors since September 2021. Since 2016, Dr. Garofalo has served as the Principal for EAG Pharma Consulting LLC. Prior to that, Dr. Garofalo served in numerous leadership roles including as Senior Vice President and Global Head of Clinical Development and member of the Novartis Global Development Leadership Team, Chair of the Novartis Portfolio Stewardship Board, and Co-Head of the Novartis Neuroscience Franchise. Prior to that, she was Vice President and Head of the Neuroscience Therapy Area at Astellas. She started her career at Parke-Davis/Pfizer where she had jobs of increasing responsibility, including Ann Arbor Site Head of Neuroscience and Ann Arbor Site Head of Worldwide Regulatory Affairs. Since September 2020, Dr. Garofalo has served as a member of the board, and since December 2024, she has served as a member of the compensation committee of Acadia Pharmaceuticals Inc. From March 2021 to February 2023, she served as a member of the board and member of the audit committee of Exicure, Inc. and from March 2022 to February 2023, as chair of the board of Exicure, Inc. She has served since June 2021 as a member of the board, and since 2022, she has served as a member of the nomination and governance committee, of Xenon Pharmaceuticals. She also serves as the chair of the board of the non-profit Institute for the Advancement of Clinical Trials in Children. Dr. Garofalo earned an M.D. from the Indiana University School of Medicine where she completed her pediatric residency. She completed fellowships in pediatric neurology and epilepsy at the University of Michigan Medical School.

We believe Dr. Garofalo is qualified to serve on our Board of Directors because of her scientific background, including her clinical development experience, and her executive experience in the pharmaceutical industry.

Errol De Souza, Ph.D. Dr. De Souza has served as a member of our Board of Directors since March 2024. Dr. De Souza also serves as a member and chairman of the board of directors of Cyclerion Therapeutics, Inc. Dr. De Souza was the executive chairman of Bionomics Limited from November 2018 to December 2022, the non-executive chairman from January 2023 to June 2023 and non-executive director until November 2023. Previously, Dr. De Souza served as President, Chief Executive Officer, and director of several companies, including Neuropore Therapies, Inc. from January 2017 to December 2019, Biodel, Inc. from March 2010 to January 2016, Archemix Corp from April 2003 to March 2009 and Synaptic Pharmaceutical Corporation from September 2002 to March 2003. From September 1998 to September 2002, Dr. De Souza held senior vice president roles at Hoechst Marion Roussel Pharmaceuticals, Inc. and Aventis Pharmaceuticals, Inc. (now Sanofi). He was also founder, Executive Vice President of R&D and director at Neurocrine Biosciences, Inc. from October 1992 to August 1998, and Head of CNS Diseases Research at DuPont Merck from May 1990 to October 1992. Dr. De Souza is currently a member of the board of directors of Bionaut Labs, Inc. Cenos Therapeutics, Inc., and Royalty Pharma. He has previously served on the boards of directors of Catalyst Biosciences, Inc., Targacept, Inc., IDEXX Laboratories, Palatin Technologies, Inc., and a number of private company boards. Dr. De Souza received a B.A. in physiology and a Ph.D. in endocrinology from the University of Toronto and completed his post-doctoral fellowship in neuroscience from The Johns Hopkins University School of Medicine.

We believe Dr. De Souza is qualified to serve on our Board of Directors because of his scientific background and extensive senior management and board experience in the pharmaceutical industry.

Kristine Yaffe, M.D. Dr. Yaffe has served as a member of our Board of Directors since August 2019. Dr. Yaffe is the Scola Endowed Chair and the Leon Epstein Chair and Vice Chair, Professor of Psychiatry, Neurology, and Epidemiology, and Director of the Center for Population Brain Health at the University of California, San Francisco (“UCSF”). Dr. Yaffe is an internationally recognized expert in the epidemiology of dementia and is a foremost leader in identifying modifiable risk factors for dementia that serve as a foundation for prevention. She also currently serves on the Beeson Scientific Advisory Board and the Global Council on Brain Health. She previously was the Co-Chair of the United States’ Institute of Medicine’s Committee on Cognitive Aging. Dr. Yaffe has received numerous awards for her groundbreaking contributions to the field including the American Academy of Neurology’s Potamkin Prize for Alzheimer’s Research in 2017, the NIH Robert S. Gordon, Jr. Award in Epidemiology in 2021, and the Department of Veterans Affairs John B. Barnwell Award for Achievement in Clinical Research in 2022. Dr. Yaffe holds a B.S. in biology-psychology from Yale University and an M.D. from the University of Pennsylvania School of Medicine and has completed residencies in neurology and psychiatry at UCSF. Dr. Yaffe was elected to the National Academy of Medicine in 2019.

We believe Dr. Yaffe is qualified to serve on our Board of Directors based on her experience as an internationally recognized expert in the fields of cognitive aging, neurodegeneration, and dementia.

Louis J. Lavigne, Jr. Mr. Lavigne has served as a member of our Board of Directors since 2018, and as Chairperson of our Board of Directors since June 2023. Mr. Lavigne previously served as our Lead Independent Director from October 2018 to June 2023 and as chairperson of the Audit Committee from 2019 to May 2023. Mr. Lavigne is Managing Partner of Laman Partners, LLC, a consulting firm focusing on finance, strategy, and management, since 2019 and Managing Director of Lavrite, LLC since 2005. Mr. Lavigne served in various executive capacities with Genentech, Inc. for over 20 years, including Chief Financial Officer from 1988 to 2005, Executive Vice President from 1997 to 2005, Senior Vice President from 1994 to 1997, Vice President from 1986 to 1994, and Controller from 1983 to 1986. He served as a member of the board of directors of Zynga Inc., a social game company, from 2015 to May 2022, including as an audit committee member (and formerly audit committee chairperson) and as a member of the nominating and governance committee. Mr. Lavigne was a member of the board of directors of Accuray, Inc., a radiation oncology company, between 2009 and June 2021, where he served as chairman of the board and the compensation committee as well as a member of the nominating and governance committee. He also served as a member of the board of directors of Rodan + Fields, LLC, a private skincare company, from June 2015 to July 2021 where he was lead director between August 2020 and July 2021 and chaired the audit committee from December 2019 to July 2021. Mr. Lavigne also served as a director and chair of the audit committee of NovoCure Limited, an oncology company, from 2013 until October 2018; as a director, chair of the compensation committee, and member of the audit committee of Assertio Therapeutics, Inc., a pharmaceutical company, from July 2013 until his resignation in May 2019; and as a director, chair of the audit committee, and member of the compensation committee of DocuSign Inc., an eSignature transaction management company, from July 2013 to May 2020. Mr. Lavigne is the former chairman and board member of the UCSF Benioff Children’s Hospitals and the UCSF Benioff Children’s Hospitals Foundation. Mr. Lavigne holds a B.S. in Business Administration from Babson College and an M.B.A. from Temple University.

We believe Mr. Lavigne is qualified to serve on our Board of Directors because of his extensive experience in business operations and management, strategy, finance, accounting, and public company governance as a chief financial officer of a large, complex publicly-traded company and his extensive board leadership positions with a number of public company boards and board committees.

Richard H. Scheller, Ph.D. Dr. Scheller has served as a member of our Board of Directors and our Scientific Advisory Board (“SAB”) since October 2018 and has served as co-chair of our Strategic Portfolio Advice and Review Committee (“SPARC”) since December 2019. Dr. Scheller has served as the Chairman of Research and Development at BridgeBio Pharma LLC, a publicly traded biotechnology company, since January 2019 and as a member of its board of directors from 2018 to 2023. In addition, Dr. Scheller serves on the board of directors at Maze Therapeutics, Aarvik Therapeutics, Trace Neuroscience, Xaira, and GondolaBio, and on the board of trustees at Caltech and the board of the Corporation of the Fine Arts Museums of San Francisco. He previously served on the board of directors of Xenon Pharmaceuticals from 2015 to 2020, ORIC Pharmaceuticals from 2015 to 2021, and as chairman of the board of directors of DICE Therapeutics from 2015 to 2023. From 2015 to 2019, Dr. Scheller was Head of Therapeutics and Chief Scientific Officer at 23andMe Holding Co. At Genentech from 2001 to 2014, he was Executive Vice President of Research and Early Development and served on the executive committees of Roche and Genentech focusing on research strategy, drug discovery, business development and early drug development activities. From 1982 to 2001, Dr. Scheller was a professor at Stanford in the Department of Biological Sciences and the Department of Molecular and Cellular Physiology and was an investigator at the Howard Hughes Medical Institute of Stanford University Medical Center. Since 2004, Dr. Scheller has served as an adjunct professor in the Department of Biochemistry and Biophysics at the University of California, San Francisco. Dr. Scheller’s research elucidating the molecular machinery and regulatory mechanism that underly neurotransmitter release earned him the 2013 Albert Lasker Basic Medical Research Award, the 2010 Kavli Prize in Neuroscience, and the 1997 U.S. National Academy of Sciences Award in Molecular Biology. He is a fellow of the American Academy of Arts and Sciences, a member of the National Academy of Sciences, and a member of the National Academy of Medicine. Dr. Scheller holds a Ph.D. in Chemistry from the California Institute of Technology and B.Sc. in Biochemistry from the University of Wisconsin-Madison.

We believe Dr. Scheller is qualified to serve on our Board of Directors because of his scientific background and his senior management experience in the pharmaceutical industry.

Mark Altmeyer. Mr. Altmeyer has served as a member of our Board of Directors since March 2024. Mr. Altmeyer currently serves on the boards of directors of Novaremed A.G., Aculys Pharma, Inc., and Merz Holdings Therapeutics, as chairman of the board of AM-Pharma B.V., and as chairman of the board of, Calluna Pharma Mr. Altmeyer previously served on the boards of directors of Clarion Healthcare, Inc. from March 2021 to October 2022, Myovant Sciences, Inc. from September 2016 to December 2018, and Arvelle Therapeutics, B.V. from February 2019 to February 2021. He was also founder, President and Chief Executive Officer at Arvelle Therapeutics, where he led the organization through the approval of its lead product by EMA and the company’s efforts to prepare for launch in Europe until its acquisition by Angelini Pharma. Prior to that, Mr. Altmeyer served as President and Chief Commercial Officer at Axovant Sciences, where he led the establishment of global commercial capabilities and pre-launch preparations for various pipeline products, and as President and Chief Executive Officer at Otsuka America Pharmaceutical Inc., transforming the company into a successful commercial organization and doubling total revenues over five years. Earlier in his career, Mr. Altmeyer held senior commercial and general management positions at Bristol-Myers Squibb and Cetus Corporation. Mr. Altmeyer holds an MBA from Harvard Graduate School of Business and a BA in economics from Middlebury College.

We believe Mr. Altmeyer is qualified to serve on our Board of Directors because of his extensive senior management and board experience in the pharmaceutical industry.

Director Not Standing for Re-election

David Wehner. Mr. Wehner has served as a member of our Board of Directors since October 2018. He has served as Chief Strategy Officer of Meta Platforms, Inc. (formerly Facebook, Inc.), a publicly-traded company, since November 2022. Mr. Wehner joined Meta Platforms, Inc. in November 2012 as Vice President, Corporate Finance and Business Planning and served as Chief Financial Officer from June 2014 to November 2022. From August 2010 until November 2012, Mr. Wehner served as Chief Financial Officer at Zynga Inc., a provider of social game services. From February 2001 to July 2010, Mr. Wehner served in various positions at Allen & Company, an investment bank, including as a Managing Director from November 2006 to July 2010 and as a director from December 2005 to November 2006. Mr. Wehner holds an M.S. in applied physics from Stanford University and a B.S. in chemistry from Georgetown University.

We believe Mr. Wehner is qualified to serve on our Board of Directors based on his substantial executive, strategy, finance, and operational experience.

Director Independence

Our common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and corporate governance and nominating committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the company to such director and (2) whether such director is affiliated with the company, a subsidiary of the company, or an affiliate of a subsidiary of the company.

Our Board of Directors undertook a review of its composition, the composition of its committees, and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that Drs. Garofalo, Hammond, Yaffe, and De Souza and Messrs. Lavigne, Wehner, and Altmeyer do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq.

In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.” There are no family relationships among any of our nominees for director, directors, or executive officers.

Board Leadership

Our Board of Directors appointed Louis J. Lavigne, Jr. to serve as Chairperson. As a general matter, our Board of Directors believes that appointing an independent director as Chairperson creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board of Directors as a whole. As Chairperson, Mr. Lavigne presides over periodic meetings of our independent directors, serves as a liaison between our Chief Executive Officer and our independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate. Because Mr. Lavigne is an independent Chairperson, we do not have and do not intend to appoint a Lead Independent Director at this time.

Board Diversity

The Corporate Governance and Nominating Committee is committed to continuing to identify and recruit highly qualified director candidates with diverse experiences, perspectives, and backgrounds to join our Board of Directors. The table below provides certain information regarding the composition of our Board of Directors.

Board Diversity Matrix (as of March 31, 2025)
Total Number of Directors	9

Part I: Gender Identity
Female	3
Male	5
Did Not Disclose Gender	1

Part II: Demographic Background
African American or Black	1
Asian	1
White	5
Did Not Disclose Demographic Background	2

Role of the Board in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational risk. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks that we face, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board of Directors is responsible for general oversight of risks and regular review of information regarding our risks. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting, cybersecurity threats and incidents, enterprise risk management, and potential conflicts of interest. The People, Culture, and Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through discussions from committee members about such risks.

Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer, President and Head of Research

and Development, Chief Financial Officer, General Counsel, and other members of the senior management team at the meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing us, as well as at such other times as they deem appropriate. Our Board of Directors believes its administration of its risk oversight function has not negatively affected the Board of Directors’ leadership structure.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors on a periodic basis, and typically has such a session after each regularly scheduled board meeting. The independent Chairperson is the presiding director over these executive sessions.

Board Meetings and Committees

During the fiscal year ended December 31, 2024, our Board of Directors held seven meetings (including regularly scheduled and special meetings), and all of our directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage our directors to attend. All but one of our directors attended our 2024 annual meeting of stockholders.

Our Board of Directors has established an Audit Committee, People, Culture, and Compensation Committee, and Corporate Governance and Nominating Committee, each of which has the composition and the responsibilities described below.

Audit Committee

The members of our Audit Committee are Dr. De Souza and Messrs. Lavigne, Wehner, and Altmeyer. Mr. Wehner is the chairperson of our Audit Committee. Immediately following the Annual Meeting, the members of our Audit Committee will be Dr. De Souza and Messrs. Lavigne and Altmeyer, and Mr. Altmeyer will be the chairperson of our Audit Committee. Messrs. Lavigne and Wehner are our Audit Committee financial experts (“Financial Experts”), as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, as they each possess financial sophistication, as defined under the rules of Nasdaq.

Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board of Directors in monitoring our financial systems. The Company’s management is responsible for preparing our financial statements, and the independent auditor is responsible for auditing and reviewing those financial statements. The Audit Committee is responsible for assisting our Board of Directors in overseeing the conduct of these activities by management and the independent auditor. Our Audit Committee also:

•
selects and hires the independent registered public accounting firm to audit our financial statements;
•
helps to ensure and evaluate the independence, qualifications, and performance of the independent registered public accounting firm, including review and evaluation of the lead partner of the independent auditor;
•
approves audit and non-audit services and fees;
•
reviews financial statements and discusses with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting, and disclosure controls;
•
prepares the Audit Committee report that the SEC requires to be included in our annual proxy statement;
•
reviews reports and communications from the independent registered public accounting firm;
•
reviews the adequacy and effectiveness of our internal controls and disclosure controls and procedure;
•
reviews our policies on and programs for risk assessment, risk management and compliance;
•
identifies and manages material risk from cybersecurity threats and incidents;
•
reviews and monitors conflicts of interest situations, and approves or prohibits any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;
•
reviews related party transactions; and

•
establishes and oversees procedures for the receipt, retention, and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Our Audit Committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. A copy of the charter of our Audit Committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2024, our Audit Committee held five meetings.

People, Culture, and Compensation Committee (“Compensation Committee”)

The members of our Compensation Committee are Drs. Garofalo, Hammond, and De Souza and Mr. Lavigne. Dr. Garofalo is the chairperson of our Compensation Committee.

Our Compensation Committee oversees our compensation policies, plans, and benefits programs. The Compensation Committee also:

•
oversees our overall compensation philosophy and compensation policies, plans, and benefit programs;
•
reviews and approves or recommends to the Board of Directors for approval compensation for our executive officers and directors;
•
prepares the Compensation Committee report that the SEC requires to be included in our annual proxy statement;
•
administers our equity compensation plans and incentive compensation plans;
•
provides advice and consultation to the Corporate Governance and Nominating Committee regarding executive succession planning; and
•
engages in broader people and culture topics, such as engagement and retention.

Our Compensation Committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. A copy of the charter of our Compensation Committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2024, our Compensation Committee held seven meetings.

Corporate Governance and Nominating Committee

The members of our Corporate Governance and Nominating Committee are Drs. Hammond and Yaffe and Mr. Altmeyer. Dr. Yaffe is the chairperson of our Corporate Governance and Nominating Committee.

Our Corporate Governance and Nominating Committee oversees and assists our Board of Directors in reviewing and recommending nominees for election as directors. Specifically, the Corporate Governance and Nominating Committee identifies, evaluates, and makes recommendations to our Board of Directors regarding nominees for election to our Board of Directors and its committees. The Corporate Governance and Nominating Committee also:

•
considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•
reviews developments in corporate governance practices, SEC rule-making and relevant law;
•
evaluates the adequacy of our corporate governance practices and reporting;
•
evaluates the performance of our Board of Directors and of individual directors;
•
reviews and discusses corporate succession plans for executive officers and other key employees, in consultation with the Compensation Committee; and
•
advises our Board of Directors on the management of our ESG matters and initiatives.

Our Corporate Governance and Nominating Committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. A copy of the charter of our Corporate Governance and Nominating Committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2024, our Corporate Governance and Nominating Committee held four meetings.

Compensation Committee Interlocks and Inside Participation

None of the members of our Compensation Committee is or has been an officer or employee of Alector. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Considerations in Evaluating Director Nominees

Our Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Corporate Governance and Nominating Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Corporate Governance and Nominating Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, areas of expertise, corporate experience, length of service, potential conflicts of interest, and other commitments. Nominees must also have the ability to offer advice and guidance to management and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Corporate Governance and Nominating Committee to perform all Board of Directors and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Corporate Governance and Nominating Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our Board of Directors should be a diverse body, and our Corporate Governance and Nominating Committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our Board of Directors. In making determinations regarding nominations of directors, our Corporate Governance and Nominating Committee may take into account the benefits of diverse viewpoints. Our Corporate Governance and Nominating Committee also considers these and other factors as it oversees the annual Board of Directors and committee evaluations. After completing its review and evaluation of director candidates, our Corporate Governance and Nominating Committee recommends to our full Board of Directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders holding no less than $2,000 in market value, or 1%, of the outstanding shares of the Company’s common stock continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and bylaws and applicable laws, rules, and regulations, including those promulgated by the SEC.

Our Corporate Governance and Nominating Committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate and any relationships between the candidate and our Company, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock, and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our Corporate Governance and Nominating Committee has discretion to decide which individuals to recommend for nomination as directors.

Under our bylaws, stockholders may also directly nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Secretary at Alector, Inc., 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080. To be timely for our 2026 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 8, 2026 and no later than March 10, 2026.

Communications with the Board of Directors

Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our Secretary at Alector, Inc., 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080. Our Secretary, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairperson of our Board of Directors.

Director Compensation

Directors who are also our employees receive no additional compensation for their service as directors. Dr. Rosenthal was our only employee director during the fiscal year ended December 31, 2024. See the section titled “Executive Compensation” for additional information about Dr. Rosenthal’s compensation.

The following table presents the total compensation that each of our non-employee directors received during the fiscal year ended December 31, 2024. Other than as set forth in the table, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of our non-employee directors in the fiscal year ended December 31, 2024.

Name		Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Louis J. Lavigne, Jr.		92,500	164,500		—	—		257,000
Mark Altmeyer	(2)	47,000	255,750		86,343	—		389,093
Errol De Souza, Ph.D.	(2)	48,958	255,750		86,343	—		391,051
Elizabeth Garofalo, M.D.		60,000	164,500		—	—		224,500
Paula Hammond, Ph.D.		57,500	164,500		—	—		222,000
Terry McGuire		15,000	—	(3)	—	—		15,000
Richard H. Scheller, Ph.D.		45,000	248,177	(4)	—	110,000	(5)	403,177
David Wehner		65,000	164,500		—	—		229,500
Kristine Yaffe, M.D.		55,000	164,500		—	—		219,500

(1)
Except as otherwise indicated in footnote 3 below, the amount disclosed in this column for each non-employee director represents the grant date fair value of the Initial Option Award and Initial RSU Award or Annual Option Award and Annual RSU Award (as those terms are defined below) granted to the non-employee director under our Outside Director Compensation Policy in 2024, as calculated in accordance with FASB ASC Topic 718 (as defined below). The assumptions used in calculating the grant date fair values of the awards disclosed in this column are set forth in Notes 2 and 8 to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2025. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting or exercise of the applicable awards.
(2)
Each of Mark Altmeyer and Errol De Souza, Ph.D. was appointed to the Board on March 19, 2024.
(3)
Mr. McGuire resigned from the Board of Directors effective March 20, 2024 and did not earn or receive any equity awards during the fiscal year ended December 31, 2024.
(4)
The amount reported includes (i) Dr. Scheller’s Annual RSU Award (which has a grant date fair value of $164,500), and (ii) an award of 15,833 RSUs granted to Dr. Scheller under agreements between him and the Company (which has a grant date fair value of $83,677), as more fully described in the section titled “Related Party Transactions – Consulting Agreement with Dr. Richard Scheller.”
(5)
The amount reported constitutes payment under agreements between Dr. Scheller and the Company as more fully described in the section titled “Related Party Transactions – Consulting Agreement with Dr. Richard Scheller.”

Outstanding Equity Awards at Fiscal Year End

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2024:

Name	Date of Grant	Number of Shares Underlying Unexercised Option Awards (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares Underlying Unvested Stock Awards (#)
Louis J. Lavigne, Jr.	11/6/2018	70,000	(1)	10.14	11/5/2028
	5/10/2019	20,000	(2)	20.05	5/9/2029
	5/11/2020	19,274	(2)	29.09	5/10/2030
	6/17/2021	25,709	(2)	21.37	6/16/2031
	6/16/2022	18,918	(2)	8.07	6/15/2032
	6/14/2023	12,360	(2)	7.71	6/13/2033
	6/12/2024					35,000	(3)

Mark Altmeyer	3/19/2024	19,420	(4)	6.20	3/18/2034
	3/19/2024					34,375	(5)

Errol De Souza, Ph.D.	3/19/2024	19,420	(4)	6.20	3/18/2034
	3/19/2024					34,375	(5)

Elizabeth Garofalo, M.D.	9/23/2021	33,235	(6)	24.26	9/22/2031
	6/16/2022	18,918	(2)	8.07	6/15/2032
	6/14/2023	12,360	(2)	7.71	6/13/2033
	6/12/2024					35,000	(3)

Paula Hammond, Ph.D.	3/20/2020	29,443	(6)	29.31	3/19/2030
	6/17/2021	25,709	(2)	21.37	6/16/2031
	6/16/2022	18,918	(2)	8.07	6/15/2032
	6/14/2023	12,360	(2)	7.71	6/13/2033
	6/12/2024					35,000	(3)

Richard Scheller, Ph.D.	11/6/2018	21,875	(7)	10.14	11/5/2028
	11/6/2018	3,699		10.14	11/5/2028
	5/10/2019	20,000	(2)	20.05	5/9/2029
	1/1/2020	100,000	(8)	17.23	12/31/2029
	5/11/2020	19,274	(2)	29.09	5/10/2030
	6/17/2021	25,709	(2)	21.37	6/16/2031
	6/16/2022	18,918	(2)	8.07	6/15/2032
	6/14/2023	12,360	(2)	7.71	6/13/2033
	6/12/2024					35,000	(3)
	8/02/2024					5,417	(9)
	8/02/2024					2,500	(9)

David Wehner	11/6/2018	70,000	(7)	10.14	11/5/2028
	5/10/2019	20,000	(2)	20.05	5/9/2029
	5/11/2020	19,274	(2)	29.09	5/10/2030
	6/17/2021	25,709	(2)	21.37	6/16/2031
	6/16/2022	18,918	(2)	8.07	6/15/2032
	6/14/2023	12,360	(2)	7.71	6/13/2033
	6/12/2024					35,000	(3)

Kristine Yaffe, M.D.	8/9/2019	38,000	(6)	18.10	8/8/2029
	5/11/2020	19,274	(2)	29.09	5/10/2030
	6/17/2021	25,709	(2)	21.37	6/16/2031
	6/16/2022	18,918	(2)	8.07	6/15/2032
	6/14/2023	12,360	(2)	7.71	6/13/2033
	6/12/2024					35,000	(3)

(1)
One fourth of the total number of shares subject to the option vested on October 25, 2019, and an additional 1/48th of the total number of shares subject to the option vested each month thereafter, subject to the director’s continued status as a service provider through each such vesting date.
(2)
One twelfth of the total number of shares subject to the option vested each month after the date of grant, provided that the option vests in full on the earlier of (i) the one-year anniversary of the date of grant, or (ii) the date of the next regularly scheduled annual meeting of the Company’s stockholders, subject to the director’s continued status as a service provider on each such vesting date.
(3)
The shares subject to the restricted stock unit award will vest on the earlier of (i) the one-year anniversary of the date of grant, or (ii) the date of the next regularly scheduled annual meeting of the Company’s stockholders, subject to the director’s continued status as a service provider through each such vesting date.
(4)
The shares subject to this option vested, and continue to vest, 1/48th per month beginning on April 19, 2024, subject to the director’s continued status as a service provider on each such vesting date.
(5)
The shares subject to this restricted stock unit award will vest 1/12th per quarter beginning on September 1, 2024, subject to the director’s continued status as a service provider on each such vesting date.
(6)
One fourth of the total number of shares subject to the option vested on the one-year anniversary of the date of grant, and an additional 1/48th of the total number of shares subject to the option vested and continues to vest each month thereafter, subject to the director’s continued status as a service provider through each such vesting date.
(7)
One fourth of the total number of shares subject to the option vested on October 9, 2019, and an additional 1/48th of the total number of shares subject to the option vested each month thereafter, subject to the director’s continued status as a service provider through each such vesting date.
(8)
One forty-eighth of the total number of shares subject to the option vested on January 6, 2020, and an additional 1/48th of the total number of shares subject to the option vested and continues to vest each month thereafter, subject to the director’s continued status as a service provider through each such vesting date.
(9)
The awards shall vest quarterly in equal quarterly increments over a twelve month period beginning on September 1, 2024 subject to Dr. Scheller’s continuing to be a service provider.

Outside Director Compensation Policy

Our Board of Directors adopted an Outside Director Compensation Policy that provides for certain compensation to our non-employee directors. Under our Outside Director Compensation Policy, each non-employee director received the following cash and equity compensation for their service as a member of our Board of Directors in 2024. Following our initial public offering (the “IPO”) in 2019, we have maintained a practice of annually reviewing our non-employee director compensation against our peer group and, where applicable, adjusting our non-employee director compensation to remain competitive within the peer group. The peer group is that which is used for named executive officers, and is therefore reviewed and approved on an annual basis.

Outside Director Cash Compensation

•
$45,000 retainer per year for each non-employee director;
•
$30,000 retainer per year for service as non-executive chairperson of the Board of Directors;
•
$20,000 retainer per year for the chairperson of the Audit Committee or $10,000 retainer per year for each other member of the Audit Committee;
•
$15,000 retainer per year for the chairperson of the Compensation Committee or $7,500 retainer per year for each other member of the Compensation Committee; and
•
$10,000 retainer per year for the chairperson of the Corporate Governance and Nominating Committee or $5,000 retainer per year for each other member of the Corporate Governance and Nominating Committee.

Each non-employee director who serves as the chair of a committee receives only the annual fee as the chair of the committee and does not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

Outside Director Equity Compensation

In addition to the cash compensation structure described above, our Outside Director Compensation Policy provides the following equity compensation program for non-employee directors. Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted on the first trading date on or after his or her start date as a non-employee director a one-time, initial award of a non-statutory stock option (“NSO”) to purchase 17,500 shares (or, prior to April 30, 2024, 19,420 shares) of our common stock (the “Initial Option Award”) and 52,500 restricted stock units (or, prior to April 30, 2024, 41,250 restricted stock units) (the “Initial RSU Award”). Each Initial Option Award will vest as to 1/48th of the underlying shares on the one-month anniversary of the date the director’s service as a non-employee director commenced and as to 1/48th of the underlying shares each following month, subject to continued service through each relevant vesting date. Each Initial RSU Award will vest as to 1/12th of the shares subject to the Initial RSU Award on the first

Quarterly Vesting Date (as defined below) that occurs on or following the date that is three (3) months after the date the director’s service as a non-employee director commenced, and as to one-twelfth (1/12th) of the shares subject to the Initial RSU Award on each Quarterly Vesting Date thereafter, subject to continued service through each relevant vesting date. “Quarterly Vesting Date” means each of March 1, June 1, September 1, and December 1.

Further, on the date of each of our annual stockholder meetings, each non-employee director who, as of such annual meeting date, has served on the board as a director for at least the preceding six months, automatically will be granted an NSO to purchase 9,450 shares of our common stock (the “Annual Option Award”) and an annual award of 28,700 restricted stock units (the “Annual RSU Award” and together with the Annual Option Award, the “Annual Award”). Each Annual Option Award will vest as to 1/12th of the underlying shares each month after the Annual Award’s grant date and will vest in full on the earlier of the 12-month anniversary of the date of grant or on the date of our annual stockholder meeting following the date the Annual Award is granted, subject to continued service through each relevant vesting date. Each Annual RSU Award will vest in full on the earlier of the 12-month anniversary of the date of grant or on the date of our annual stockholder meeting following the date the Annual Award is granted, subject to continued service through each relevant vesting date.

Beginning with the Annual RSU Award granted in 2025, non-employee directors may be permitted to defer settlement of their Annual RSU Award, subject to such rules, conditions and procedures as shall be determined by our Board of Directors.

In the event of a change in control of our Company, all equity awards granted to a non-employee director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable, subject to continued service through the date of the change in control.

In any fiscal year, a non-employee director may be paid, issued, or granted cash compensation and equity awards with a total value of no greater than $750,000 (increased to $1,000,000 in the fiscal year of his or her initial service as an outside director) with the value of an equity award based on its grant date fair value for purposes of this limit (annual director limit). Equity awards or cash compensation granted to a non-employee director for his or her service as an employee or consultant (other than a non-employee director) does not count toward the annual director limit.

Compensation for our non-employee directors is not limited to the equity awards and payments set forth in our Outside Director Compensation Policy. Our non-employee directors remain eligible to receive equity awards and cash or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our Board of Directors.

Our Outside Director Compensation Policy also provides for the reimbursement of our non-employee directors for reasonable, customary, and documented travel expenses to attend meetings of our Board of Directors.

Corporate Responsibility

We recognize that environmental, social, and governance (“ESG”) issues are of importance to our investors, employees, and other stakeholders. We are committed to ethical, responsible, and sustainable business practices. Corporate social responsibility is an enterprise-wide commitment. Our management team and Board of Directors, including our Corporate Governance and Nominating Committee, work together to oversee the Company’s efforts to prioritize and integrate ESG considerations into the Company’s business practices and corporate culture.

Community

We participate and give back to our local community by organizing volunteer and charitable giving opportunities. For example, we participate in the Family Giving Tree’s Holiday Wish Drive during the holiday season and Back-to-School Backpack Drive during the summer. We also encourage our departments and teams to participate and give back to the community by offering Team Volunteer Days for our employees and teams to organize.

Diversity and Inclusion

Our employees represent a broad range of backgrounds and bring a wide array of perspectives and experiences to the Company. We are committed to building an open, diverse, and inclusive environment for everyone, as we believe this fosters greater innovation and furthers our mission. We have made efforts to ensure that our job postings, hiring process, and people programs are unbiased, fair, and equitable to all. As of December 31, 2024, approximately 59% of our workforce, 60% of our research & development team, and 55% of people managers were female. As of December 31, 2024, ethnic or racially diverse employees represented approximately 53% of our workforce, 56% of our research & development team, and 40% of our people managers.

We do not tolerate discrimination or harassment of or retaliation against our employees, job applicants, contractors, consultants, interns, or volunteers, and we have a longstanding anti-harassment policy. We have created multiple avenues for employees to submit concerns, including an anonymous hotline that goes directly to our General Counsel and Head of Compliance. We have a formal process and policy for the submission and treatment of complaints.

Employee Compensation and Benefits

The principal purpose of our compensation program is to attract, retain, and reward employees who share our vision and are deeply connected to our mission. We achieve this purpose through the granting of cash-based and stock-based compensation awards and the provision of meaningful benefits. Our compensation and benefits include:

•
Competitive employee base salaries and short-term incentive bonus opportunities;
•
Stock-based compensation awards to encourage an ownership mindset and align employees to our long-term success;
•
Retirement savings options and matching contributions;
•
Healthcare and other benefits for all full-time employees and their dependents, including dedicated mental health, fertility, and caregiving programs;
•
Generous paid time off for all full-time employees; and
•
Parental leave and other leave options available to all employees.

Employee Growth and Development

We are committed to employee growth and development, and we support this in a variety of ways, including through a seminar program of visiting academics, in-house training programs (for all employees and specifically for people managers to ensure quality management of their direct reports and teams), and quarterly employee/manager check-ins to discuss career development goals and success. Additional opportunities are available to employees, including opportunities to attend external conferences or receive training. We encourage ongoing feedback, improvement, and growth for our employees, and we have incorporated those principles into our values.

Employee Wellness, Health, and Safety

The well-being of our employees is critical to our business success, and we have designed our health and safety programs to reflect our commitment to a safe working environment that is in-line with regulatory standards. We mandate Environmental Health and Safety (“EH&S”) training for all new employees and annual refresher training to ensure awareness of current policy and procedures. Additionally, we require job-specific technical and safety training for employees in laboratories and specialized work environments. We conduct internal safety inspections to ensure a continued safe working environment and to monitor employee adherence to policies and procedures. In addition, we engage with third-party EH&S providers to review our programs and ensure compliance with regulatory health and safety standards.

Flexible Work Options

The global pandemic taught us that great work can be accomplished in a variety of work environments. We embraced the principle of flexibility and moved to a hybrid working model for all whose roles allow for it. We empower our people to deliver great results by giving team members choice and flexibility about their work environment where possible, so that our employees can contribute productively.

Environment

We strive to manage our operations in a way that is sustainable and reduces our impact on the environment. Our South San Francisco headquarters is LEED certified and Alector is certified as a San Mateo County and California “Green Business” through the California Green Business Network. Several of our waste streams have been segregated on-site for proper disposal or recycling, such as containers, food waste, plastics, and styrofoam, to maximize recycling and composting. Alector has a Green Team of committed employees who identify and educate on-site employees on opportunities to reduce waste, water use, and single-use consumables. Additionally, our hybrid remote work model enables our employees to further reduce the environmental impact of their commutes, and we offer employees access to shuttle services that provide connections between public transportation stations and our headquarters.

Corporate Governance Guidelines and Code of Conduct

Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Conduct that applies to all of our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer. The full text of our Corporate Governance Guidelines and our Code of Conduct is posted on the Corporate Governance portion of our website at https://investors.alector.com. We will post amendments to our Code of Conduct or waivers of our Code of Conduct for directors and executive officers on the same website.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring. As noted above, immediately after the Annual Meeting, our Board of Directors will be comprised of eight members.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing a change-in-control of Alector.

Nominees

Our Corporate Governance and Nominating Committee has recommended, and our Board of Directors has approved Arnon Rosenthal, Ph.D. and Paula Hammond, Ph.D. as nominees for election as Class I directors at the Annual Meeting. If elected, Drs. Rosenthal and Hammond will serve as Class I directors until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of Alector. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give voting instructions with respect to the election of directors, your shares will be voted “FOR” the election of Drs. Rosenthal and Hammond. We expect that each of Drs. Rosenthal and Hammond will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of each director requires a plurality vote of the shares of our common stock present (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes and abstentions will have no effect on the results of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2025. During the fiscal year ended December 31, 2024 and since 2017, Ernst & Young has served as our independent registered public accounting firm.

Notwithstanding the appointment of Ernst & Young and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the best interests of the Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our Audit Committee is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of Ernst & Young, our Board of Directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Ernst & Young for the fiscal years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees(1)	$1,526,000	$1,699,400
Audit-Related Fees(2)	—	—
Tax Fees(2)	—	20,600
All Other Fees(2)	—	—
Total Fees	$1,526,000	$1,720,000

(1)
“Audit Fees” consist of fees billed for professional services performed by Ernst & Young for the audit of our annual consolidated financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements.
(2)
There were no other fees incurred during the relevant periods.

Auditor Independence

In the fiscal year ended December 31, 2024, there were no other professional services provided by Ernst & Young, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of Ernst & Young.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and permissible non-audit services, other than de minimis non-audit services, performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to Ernst & Young for the fiscal years ended December 31, 2024 and 2023 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the shares of our common stock present (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “Against” the proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

This stockholder advisory vote, commonly known as “say-on-pay,” is required pursuant to Section 14A of the Exchange Act and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our Chief Executive Officer and the other officers named in the Summary Compensation Table (“Named Executive Officers”) as disclosed in this proxy statement.

The Board of Directors recommends a vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Alector, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the proxy statement, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion.”

This is the fifth time we have included an advisory “say-on-pay” vote at the annual meeting of our stockholders. In 2024, our stockholders approved the “say-on-pay” vote with over 98% of the votes cast (excluding broker non-votes and abstentions) in support of the compensation of our named executive officers as disclosed in our 2024 proxy statement. Each year, we intend to submit the executive compensation of our named executive officers to an advisory vote at our annual meeting of stockholders, consistent with the “say-when-on-pay” recommendation from our stockholders at our 2021 annual meeting, until such time as the say-when-on-pay proposal is brought before our stockholders again.

The Compensation Discussion and Analysis, beginning on page 27, describes our executive compensation programs and the compensation decisions made by our Compensation Committee and Board of Directors for the fiscal year ended December 31, 2024, with respect to the Named Executive Officers. As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Summary,” our Compensation Committee believes that the most effective compensation program is designed to provide a substantial portion of executive compensation in the form of variable, at-risk pay which is earned based on performance. Our Compensation Committee thoughtfully employs the primary compensation elements of base salary, annual cash incentives, and long-term equity awards, to achieve these objectives.

Our Board of Directors is asking you to support this proposal. Because your vote is advisory, it will not be binding. However, the Compensation Committee and Board of Directors will review the voting results in their entirety and take them into consideration when making future decisions regarding named executive officer compensation.

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “Against” the proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alector, Inc. (the “Company”) specifically incorporates it by reference in such filing.

The Audit Committee serves as the representative of our Board of Directors with respect to its oversight of:

•
the independent registered public accounting firm’s selection and hiring, independence, qualifications, performance, and fees;
•
our accounting and financial reporting processes and the audit of our financial statements;
•
the integrity of our financial statements;
•
our compliance with legal and regulatory requirements; and
•
reviewing our policies for risk assessment and risk management and reviewing and monitoring conflicts of interest situations.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (“SEC”).

Our Audit Committee consists of David Wehner, Louis J. Lavigne, Jr., Mark Altmeyer and Errol De Souza, Ph.D. The Audit Committee is currently composed of four non-employee directors. Our Board of Directors has determined that each member of the Audit Committee is independent and that Messrs. Lavigne and Wehner each qualifies as an “audit committee financial expert” under the SEC rules. Immediately following the Annual Meeting, the members of our Audit Committee will consist of Dr. De Souza and Messrs. Lavigne and Altmeyer.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of any non-audit services with Ernst & Young LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC. The Audit Committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2025. Our Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

David Wehner (Chairperson)

Louis J. Lavigne, Jr.

Mark Altmeyer

Errol De Souza, Ph.D.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2025. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Title
Arnon Rosenthal, Ph.D.	70	Co-founder, Chief Executive Officer, and Director
Marc Grasso, M.D.	52	Chief Financial Officer
Sara Kenkare-Mitra, Ph.D.	57	President and Head of Research and Development
Gary Romano, M.D., Ph.D.(1)	64	Chief Medical Officer

(1)
Dr. Romano resigned as our Chief Medical Officer effective April 25, 2025.

Arnon Rosenthal, Ph.D. For a biography of Dr. Rosenthal, please see the section titled “Board of Directors and Corporate Governance.”

Sara Kenkare-Mitra, Ph.D., President and Head of Research and Development. Dr. Kenkare-Mitra has served as our President and Head of Research and Development since December 2021. Prior to joining Alector, Dr. Kenkare-Mitra held roles of increasing responsibility at Genentech over the course of 23 years. She most recently served as Senior Vice President, Development Sciences in Genentech’s research and early development unit. During her tenure at Genentech, Dr. Kenkare-Mitra led a large, integrated global organization of approximately 650 employees and played a key role in the filing of more than 100 investigational new drug/clinical trial applications around the world and the approval of 15 medicines for diverse diseases, including cancers and neurological diseases. Her team also enabled the successful development and approval of over 15 companion diagnostics. Dr. Kenkare-Mitra received her Ph.D. in Pharmaceutical Chemistry from the University of California, San Francisco (“UCSF”), where she also stayed on as a Post-Doctoral Fellow in the School of Medicine and completed a fellowship in Clinical Pharmacology before joining Genentech. She also holds adjunct faculty positions in the Department of Bioengineering and Therapeutic Sciences at UCSF and the University of the Pacific in Stockton. Dr. Kenkare-Mitra is an elected member of the National Academy of Medicine and elected fellow of the Association for the Advancement of Science. Dr. Kenkare-Mitra has served as a member of the board of Unicycive Therapeutics, Inc. since September 2023. Dr. Kenkare-Mitra has been widely recognized for her work and leadership in the industry with awards such as the American Association of Pharmaceutical Scientists’ Alice E. Till Advancement of Women in Pharmaceutical Sciences Recognition, Endpoints’ 20 Most Extraordinary Women in Biopharma, Fierce Pharma’s Fiercest Women in the Life Sciences, and UCSF’s Distinguished Alumnus of the Year. She has served as a board member of the Genentech Foundation and the Association of Women in Science.

Marc Grasso, M.D., Chief Financial Officer. Dr. Grasso has served as our Chief Financial Officer since February 2022. Dr. Grasso joined Alector from Kura Oncology, Inc. (“Kura”), where he served as Chief Financial Officer and Chief Business Officer since August 2018. Prior to Kura, he served as Managing Director of Stifel Financial Corp., where he was responsible for building and managing the west coast life sciences and biotechnology investment banking business from March 2013 to July 2018. From June 2010 to February 2013, Dr. Grasso was Managing Director of Investment Banking in the Global Healthcare Group at UBS, focusing on the biotechnology sector. Prior to that, Dr. Grasso was Managing Director of Investment Banking at Leerink Swann LLC (now Leerink Partners LLC), where he was instrumental in the west coast expansion of its franchise. Prior to that, Dr. Grasso held key positions at Morgan Stanley, Credit Suisse First Boston, and Deutsche Bank Alex. Brown Inc. Dr. Grasso received his M.D. from The Johns Hopkins University School of Medicine. He obtained an A.B. in molecular biology with honors from Princeton University.

Gary Romano, M.D., Ph.D., Chief Medical Officer. Dr. Romano served as our Chief Medical Officer from May 2022 to April 2025. Dr. Romano brings more than 25 years of experience in neurodegenerative disease, including 18 years in industry roles at Merck, the Janssen Pharmaceutical Companies of Johnson & Johnson, and Passage Bio. Dr. Romano served as the Chief Medical Officer of Passage Bio until May 2021, where he was responsible for the clinical development of gene therapies targeting rare monogenic central nervous system disorders and achieved Investigational New Drug and Clinical Trial Application clearances for three gene therapies. Prior to Passage Bio, Dr. Romano oversaw clinical development of the neurodegenerative disease portfolio for more than five years at Janssen as the Deputy Leader, Neurodegenerative Disease Area and Head of Development, Neurodegenerative Disease. He previously held other leadership positions at Janssen, including Head of Neuroscience Biomarkers and Head of Early Clinical Development. Earlier in his career, Dr. Romano served as the Alzheimer’s Disease Therapeutic Area Group Co-Leader and Leader, Neuroscience Experimental Medicine at Merck. He has served on the executive committee of the Innovative Medicines Initiative – European Prevention of Alzheimer’s Dementia, and as the industry co-chair of the Critical Path Institute Coalition Against Alzheimer’s Disease. Dr. Romano currently serves on the board of directors of the ALS Hope Foundation and is an adjunct member of the neurology department at the Lewis Katz School of Medicine at Temple University. Dr. Romano earned a B.S. in Biology from Trinity College, a Ph.D. in Molecular Neurobiology from Rockefeller University, and an M.D. from The Johns Hopkins University

School of Medicine. Dr. Romano is board-certified by the American Board of Psychiatry and Neurology. He completed his medical internship, neurology residency, and neuromuscular fellowship at the University of Pennsylvania.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the principles underlying the material components of our compensation program for our executive officers, including the named executive officers in the “Summary Compensation Table.” We also provide an overview of the overall objectives of the program and the factors relevant to an analysis of these policies and decisions, and how we use our executive compensation program to drive our performance.

Named Executive Officers

Our named executive officers for the year ended December 31, 2024 are:

Name	Age	Title
Arnon Rosenthal, Ph.D.	70	Co-founder, Chief Executive Officer, and Director
Marc Grasso, M.D.	52	Chief Financial Officer
Sara Kenkare-Mitra, Ph.D.	57	President and Head of Research and Development
Gary Romano, M.D., Ph.D.(1)	64	Chief Medical Officer

(2)
Dr. Romano resigned as our Chief Medical Officer effective April 25, 2025.

Executive Summary

Company Background and 2024 Business Highlights

We are a late-stage clinical biotechnology company with a mission to make degenerative brain disorders history. Our robust portfolio of therapies is focused on counteracting the devastating progression of neurodegenerative diseases, particularly in areas of high unmet need where therapeutic options are limited. We are at the forefront of a scientific and clinical revolution, committed to understanding the complex mechanisms that drive neurodegenerative diseases, including the roles of toxic misfolded proteins, deficient proteins, and lysosomal, immune system, and neuronal dysfunction.

Our executive compensation program seeks to incentivize and reward strong corporate performance. Highlights of our 2024 corporate performance and executive compensation program are set forth below.

•
In January 2024, we entered into an underwriting agreement with Cantor Fitzgerald & Co. (“Cantor”), pursuant to which we offered and sold 10,869,566 shares of our common stock at a price per share of $6.57 paid by Cantor. The gross proceeds from the offering, before deducting underwriting discounts and commissions and estimated offering expenses, were approximately $75 million.
•
In February 2024, the U.S. Food and Drug Administration (“FDA”) granted Breakthrough Therapy Designation (“BTD”) to latozinemab, our investigational human monoclonal antibody being developed in partnership with GlaxoSmithKline plc (“GSK”) for the potential treatment of frontotemporal dementia with a progranulin gene mutation (FTD-GRN). Following the grant of BTD, we and GSK held a Type B interaction with the FDA, which provided clarity on how key biomarkers may support a potential regulatory submission.
•
In February 2024, GSK dosed the first participant in the global PROGRESS-AD Phase 2 clinical trial of AL101/GSK4527226, an investigational human monoclonal antibody that we and GSK are developing for the potential treatment of early Alzheimer’s disease (AD), and we anticipate completing enrollment by mid-2025.
•
In March 2024, we strengthened our leadership team with the appointments of Errol De Souza, Ph.D., and Mark Altmeyer, M.B.A., to our Board of Directors and Neil Berkley, M.S., M.B.A., as Chief Business Officer on our executive team.
•
In November 2024, we entered into a debt financing agreement with Hercules Capital, Inc. for up to $50 million, drawing an initial $10 million upon closing. An additional $15 million is available at the Company’s request through June 30, 2026, with an additional $25 million available upon lender approval. This credit facility provides additional funding to advance our preclinical pipeline, including our Alector Brain Carrier technology platform and programs.
•
In November 2024, we announced the results of our INVOKE-2 Phase 2 clinical trial, which evaluated the safety and efficacy of our product candidate AL002 in individuals with early AD. Although INVOKE-2 did not meet its primary endpoint, the study contributed to the understanding of AD in the field, and we presented the results of INVOKE-2 in April 2025 at the AD/PD™ 2025 International Conference on Alzheimer’s and Parkinson’s Diseases.

•
In December 2024, we and co-recipient University of Luxembourg were awarded a $1.7 million grant from The Michael J. Fox Foundation for Parkinson’s Research (“MJFF”) for collaborative research on glycoprotein nonmetastatic melanoma protein B (“GPNMB”), a Parkinson’s disease target.
•
In 2024 and ongoing in 2025, we continue to develop our proprietary, versatile blood-brain barrier (“BBB”) technology, Alector Brain Carrier (“ABC”), for enhancing the brain penetrance of selected product candidates against targets that include amyloid beta, GCase, and tau. In June 2024, we hosted a webcast on our ABC technology, which included presentations by our management team and Zhiqiang An, Ph.D., a leading scientific expert in the BBB field. We plan to hold another educational webinar in the second quarter of 2025 to present additional preclinical data on the company’s anti-amyloid beta and GCase programs, as well as our advancements in ABC.
•
In 2024 and ongoing in 2025, we are advancing a preclinical and early research pipeline focused on removing toxic proteins, replacing deficient proteins, and restoring immune and nerve cell function. Leveraging our deep expertise in drug development and proprietary technologies, including protein engineering, antibody discovery, and our ABC technology for BBB transport, the company is progressing a curated portfolio of innovative programs targeting genetically validated disease mechanisms, with the potential to make a significant impact on neurodegeneration.
•
The pivotal INFRONT-3 Phase 3 clinical trial of latozinemab in FTD-GRN continued to progress throughout 2024, and we expect topline data by the fourth quarter of 2025.

In addition, we continued to make significant progress on other internal corporate goals.

Key 2024 Compensation Decisions

Aligned with our results and performance in 2024 as outlined above, as well as our compensation philosophy, we took several actions related to our compensation program.

•
Recalibrated Peer Group. Given the broader market conditions, we revised our biotechnology peer group to better reflect our current size and business profile.
•
Base Salaries. The Compensation Committee approved moderate adjustments to executive base salaries for 2024 (3.88%) to better align salaries with the market. The Compensation Committee did not approve any base salary increases for the named executive officers for 2025.
•
Annual Bonus Targets. The annual bonus target percentages for all named executive officers remained flat for 2024 and for 2025, which was deemed appropriate after considering peer and market data.
•
Annual Incentive Payouts Tied to Performance. Our 2024 annual bonus earned at 100% of target, reflecting the Company’s strong performance against nearly all corporate goals, including a stretch goal and key value drivers. For executives, the Compensation Committee exercised downward discretion to reduce the funding to 80% of target for the corporate component, in response to the negative global Phase 2 AL002 trial readout. The CEO requested that the Compensation Committee further reduce his 2024 bonus payout to 50% of target, a voluntary choice made as part of our cost reduction initiatives and to set an example of accountability. This reflects the Company’s commitment to aligning compensation with overall business results and stockholder interests, demonstrating accountability while recognizing the progress achieved during the year.
•
Annual Equity Grants. Consistent with our equity philosophy and grant practices, we continue to emphasize at-risk, long-term incentives supporting our goal of aligning executive incentives with the interests of our stockholders. To responsibly manage our share pool and minimize potential dilution to stockholders, all 2024 executive annual equity awards were granted entirely in the form of restricted stock units (“RSUs”). Granting RSUs allows us to effectively manage our annual share usage while continuing to provide the necessary incentives that continue to drive shareholder alignment. We intend to annually revisit our long-term incentive program to determine which vehicles strike the right balance between shareholder alignment, engagement and performance.

Stockholder Engagement and “Say-on-Pay” Voting

The Company is committed to engagement with stockholders. We review any feedback we receive from our stockholders about our executive compensation program, including through the “say-on-pay” vote, discussed below, to ensure that we understand key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions.

At our 2024 annual meeting, we held a non-binding advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote). This say-on-pay received overwhelming support from our stockholders, with over 98% of votes cast in support of the proposal (excluding broker non-votes and abstentions). The Compensation Committee believes this vote demonstrated our stockholders’ positive view of our pay-for-performance philosophy and the appropriateness of our executive compensation structure.

Executive Compensation Governance

We are committed to a strong performance orientation in our compensation program and effective corporate governance practices for a company at our development stage and industry. With guidance from an independent compensation consultant, we maintain sound compensation and governance standards, and we adopt best practices in establishing and administering policies in support of these standards.

The Compensation Committee evaluates our executive compensation program regularly to ensure that it supports our short-term and long-term goals to compete for executive talent, as well as protect our stockholders’ interests. Specifically, we undertake two compensation cycles per year, with cash compensation decisions (bonus payout and merit increase) the focus of the first quarter compensation cycle, and equity decisions the focus of the third quarter compensation cycle. This structure enables a tighter pay-for-performance link and two opportunities for a rewards conversation each year.

Our pay-for-performance philosophy and compensation governance practices provide an appropriate framework to our executives to achieve our strategic goals without encouraging them to take excessive risks in their business decisions. Some of our practices include:

What We Do
✓	Pay-for-performance philosophy and culture
✓	Responsible use of shares under our long-term equity incentive program
✓	Align pay outcomes with objective performance outcomes
✓	Use relevant peer group pay quantum and design data as a reference point
✓	Balanced mix of fixed and at-risk pay
✓	Robust anti-hedging and anti-pledging policies
✓	Retain an independent compensation consultant

What We Don’t Do
x	Provide excessive severance payments
x	Allow single-trigger change in control cash severance agreements
x	Provide excessive perquisites
x	Provide excise tax gross-ups
x	Provide special retirement plans for executive officers
x	Time equity awards to the release of material non-public information

What Guides Our Program

Compensation Philosophy

The goals of our executive compensation program are to attract, engage, and retain executive offers who share our vision and are deeply connected to our mission. Our overall compensation philosophy is market-based and enables our executive officers to share in the Company’s long-term success. We strive to incentivize our executive officers to achieve our short-term and long-term business objectives in order to increase long-term value and increase stockholder value. Our program combines competitive cash and equity award opportunities in the forms and proportions that we believe will motivate our executive officers to increase stockholder value over the long term. We routinely review our policies and program design.

Our executive compensation program delivers excellent rewards in line with individual and company performance using the following specific compensation methods:

•
paying competitive base salaries;
•
rewarding our executives with a short-term incentive bonus plan opportunity; and
•
awarding a higher percentage of target total direct compensation opportunity as long-term equity incentives to align executive and stockholder interests over the long-term.

Pay Components

The Company’s executive compensation program consists of three primary elements: base salaries, annual cash incentives, and long-term equity awards:

Compensation Element	Purpose	Key Features
Base Salary	• To attract and retain highly skilled executives.	• Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions, and peer company data.

Annual Cash Incentive Program	• To promote and reward the achievement of key short-term strategic and business goals of the Company as well as individual performance; to motivate and attract executives.
•
Variable component of pay based on pre-set annual quantitative and qualitative performance assessment against role and responsibilities, and objectives related to corporate, program, and functional goals.

Equity Incentive Compensation	• To encourage executives and other employees to focus on long-term company performance; to promote retention; to reward outstanding company and individual performance.
•
Long-term equity awards depend on the performance of our common stock, encouraging alignment of long-term executive and stockholder interests. These awards are subject to multi-year vesting based on continued service, reinforcing a focus on sustained company performance.

Pay Mix

Our executive compensation program is designed to be competitive and to appropriately balance our goals of attracting, engaging, and retaining our executive officers and driving company performance. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s total target annual direct compensation opportunity is “at-risk,” meaning the amounts paid to each executive officer will vary based on our Company performance and such executive officer’s contributions to that performance.

Consistent with our philosophy of aligning executive pay with the short- and long-term performance of the Company, and to align the interests of management and stockholders, the Company’s compensation programs are designed to provide the majority of executive compensation in the form of variable, at-risk pay. Our Compensation Committee thoughtfully employs the primary compensation elements of base salary, short-term annual cash incentives, and long-term equity awards, to achieve these objectives.

In 2024, target pay packages were as follows:

The percentages above were calculated using base salary, target annual cash incentive compensation, and the grant date fair value of our long-term incentive vehicles. Similar to our industry-based peers, we have gradually shifted the equity mix for our executives and employees towards the use of RSUs, which incentivizes executives to create value for the Company and shareholders, while also managing the equity pool with discipline, due to the fact that RSUs are linked to stock price performance but expend less shares than stock options to deliver the same value. As in past years, the Compensation Committee continued to consider the appropriate timing for the adoption of performance-vested equity. It is our view that performance-vested equity should only be used when there is an ability to establish meaningful long term (i.e., three-year) financial goals.

Compensation Determination Process

Role of Compensation Committee and Board of Directors

Our Compensation Committee is responsible for overseeing the total compensation of our executive officers. In this capacity, our Compensation Committee designs, implements, reviews, and approves all compensation for our Chief Executive Officer and our other executive officers. Typically, the Compensation Committee reports to the Board of Directors on its discussions and on occasion seeks input from the Board of Directors regarding the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our Compensation Committee’s recommendations regarding executive compensation are based on the Compensation Committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends and the competitive market for executive talent. The Compensation Committee makes the final decisions regarding executive compensation. Our Compensation Committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. A copy of the charter of our Compensation Committee is available on our website at https://investors.alector.com.

Role of Management

In 2024, our Chief Executive Officer and Chief People Officer made recommendations to our Compensation Committee, attended certain Compensation Committee meetings, and were involved in the process for determining our executive officers’ compensation, provided that neither our Chief Executive Officer nor our Chief People Officer made recommendations as to their own compensation or participated in Compensation Committee discussion of their own compensation. Our Compensation Committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our Compensation Committee reviews the recommendations and other data and makes decisions as to each executive officer’s total compensation, as well as each individual pay component. At certain meetings in 2024, the Compensation Committee met in executive sessions and our Chief Executive Officer and Chief People Officer were not present when it deliberated and voted on the compensation of the executive officers.

Role of Independent Compensation Consultant

Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. For 2024, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant, to provide it with information, recommendations, and other advice relating to executive compensation on an ongoing basis. Pearl Meyer reports directly to, and serves at the sole discretion of, our Compensation Committee. Pearl Meyer has served as the independent compensation consultant to the Compensation Committee since August 2022. In 2024, Pearl Meyer advised the Compensation Committee on a variety of compensation-related issues, such as identifying an updated peer group of companies for market comparison purposes, gathering market compensation data and making recommendations, assessing peer trends and best practices in executive compensation, and supporting other ad hoc matters throughout the year. Pearl Meyer also helped in providing the analysis used to allow the Compensation Committee to determine the appropriate level of overall compensation for our executive officers, and assess each separate element of compensation, with a goal of ensuring that the compensation offered to our executive officers is competitive and fair. In 2024, the Compensation Committee assessed the independence of Pearl Meyer, pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as its independent compensation consultant.

Use of Peer Group

The Compensation Committee approves a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The peers are reviewed on an annual basis in light of the fast-moving changes at the Company and in our industry. In 2024, we undertook this review with the assistance and recommendations of Pearl Meyer, who provided competitive market analysis of the base salary, annual cash incentive awards, and long-term incentive compensation of our executive officers compared against our compensation peer group and reviewed other market practices and trends.

2023 Peer Group

In June 2023, the Compensation Committee approved a peer group for use in making third quarter 2023 equity award decisions and first quarter 2024 base salary and annual target bonus decisions, and for use in assessing compensation data for senior executive new hire packages. The Compensation Committee considered the following criteria in determining the appropriate peers:

•
Industry Sector and Product Focus—Broad focus on biotechnology and pharmaceutical industry with an emphasis on companies with neurology and oncology indications.
•
Stage—Companies with Phase 2 and Phase 3 assets prioritized.
•
Market Capitalization—Companies with a market capitalization between $200 million and $2.0 billion at the time of the analysis (approximately 0.35x to 3.5x of our then-current market capitalization).
•
Operating Size—Companies with a headcount range of 20 to 500 full-time employees as of the end of the last fiscal year.
•
Location—Companies in the biotechnology hub markets (e.g., San Francisco Bay Area, San Diego, New York, Boston).

Based on these criteria and considerations, six companies were added to form the 2023 peer group, and seven were removed. Our peer group for 2023, as approved by our Compensation Committee, consisted of the following 20 companies:

Allakos	Denali Therapeutics	RAPT Therapeutics*
Amylyx Pharmaceuticals	IDEAYA Biosciences	Sangamo Therapeutics
Arcus Biosciences	iTeos Therapeutics*	Seres Therapeutics*
Arvinas	Kezar Life Sciences	Stoke Therapeutics
bluebird bio*	NGM Biopharmaceuticals	Vigil Neuroscience*
Day One Pharmaceuticals*	Nurix Therapeutics	Xenon Pharmaceuticals
Deciphera Pharmaceuticals	Prothena

* New for 2023

2024 Peer Group

In June 2024, the Compensation Committee approved a peer group for use in making third quarter 2024 equity award decisions and first quarter 2025 base salary and annual target bonus decisions, and for use in assessing compensation data for senior executive new hire packages. The Compensation Committee considered the following criteria in determining the appropriate peers:

•
Industry Sector and Product Focus—Broad focus on biotechnology and pharmaceutical industry with an emphasis on companies with neurology and oncology indications.
•
Stage—Companies with Phase 2 and Phase 3 assets prioritized.
•
Market Capitalization—Companies with a market capitalization range between $150 million and $2.0 billion at the time of the analysis (approximately 0.3x to 4.0x of our then-current market capitalization).
•
Operating Size—Companies with a headcount range of 20 to 500 full-time employees as of the end of the last fiscal year.
•
Location—Companies in the biotechnology hub markets (San Francisco Bay Area, San Diego, New York, Boston, etc.), with west coast companies prioritized.

Based on these criteria and considerations, eight companies were added to form the 2024 peer group, and nine were removed. Our peer group for 2024, as approved by our Compensation Committee, consisted of the following 19 companies:

Anavax Life Sciences Corp*	Denali Therapeutics, Inc.	Ovid Therapeutics, Inc.*
Arcus Biotechnology	Erasca, Inc.*	Praxis Precision Medicines, Inc.*
Arvinas, Inc.	IDEAYA Biosciences, Inc.	Prothena Corporation plc.
Aura Biosciences, Inc.*	iTeos Therapeutics, Inc.	RAPT Therapeutics, Inc.
Avidity Biosciences, Inc.*	Longboard Pharmaceuticals, Inc.*	Stoke Therapeutics, Inc.
Cassava Sciences, Inc.*	Nurix Therapeutics, Inc.	Xenon Pharmaceuticals Inc.
Day One Biopharmaceuticals, Inc.

* New for 2024

In setting compensation for our executive officers, including our named executive officers, the Compensation Committee uses competitive compensation data from an annual total compensation study of selected peer companies and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. However, the Compensation Committee uses our compensation peer group as one data point when setting executive pay packages. The overall compensation philosophy focuses at or near a target percentile, particularly in respect to target cash compensation and equity grants. In addition, our compensation decisions are based on the consideration of many factors, including, but not limited to, individual and company performance, market data, internal equity, value of unvested equity, experience, and strategic needs. As a result of evaluating compensation based on the criteria described above, total target compensation for our named executive officers may in certain circumstances be above or below the target levels of the peer group.

Executive Compensation Decisions in Detail

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience that each individual brings to the Company and the performance and contributions each makes.

Base salary changes in 2024 varied by executive due either to merit increases or to market adjustments. Other factors were considered such as tenure, experience, and the role of the individual.

The 2024 base salaries for our named executive officers were as follows and were effective as of March 1, 2024:

Name	2024 Base Salary($)(1)	2023 Base Salary($)(1)	Base Salary Increase(%)
Arnon Rosenthal, Ph.D.	678,100	658,350	3.0
Marc Grasso, M.D.	517,700	500,000	3.5
Sara Kenkare-Mitra, Ph.D.	628,400	604,200	4.0
Gary Romano, M.D., Ph.D.	533,200	508,000	5.0

(1)
Represents the highest annualized base salary established for the named executive officer during the year indicated.

Base salaries did not change between 2024 and 2025, reflecting their continued market competitiveness with the established peer group.

Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan (the “Bonus Plan”) is designed to provide a financial incentive to reward executives for the achievement of a series of program-specific, pipeline, and functional corporate goals. Payments under the plan are ultimately based on achievement of these pre-established corporate goals. Actual performance against targets, as measured by these pre-established corporate goals, funds the incentive payouts. The corporate bonus pool can be funded between 0% to a maximum of 150% of target funding levels. The total bonus payout cannot exceed the total amount of funding in the pool.

Annual target bonus opportunities are set based on factors such as the executive’s past contributions, tenure, experience, and role and the annual target bonus opportunities provided by companies in our compensation peer group to their similarly situated executives. Our Chief Executive Officer's bonus is based entirely on corporate performance since he has ultimate operational responsibility for corporate performance. Our other named executive officers’ target bonus weighting is primarily linked to corporate performance (80%), with a smaller weight applied to the individual performance component (20%), given the Company’s focus on delivering on corporate performance while driving individual accountability. The individual performance component of the bonus for these executive officers can be modified up to 150% or down to 0% dependent on performance in the prior year. In addition, the Compensation Committee retains flexibility to increase or decrease any and all compensation components to reflect performance. Bonuses are typically paid in the quarter following the end of the performance period.

The annual target bonus opportunities for all named executive officers remained flat in 2024, which was deemed appropriate after considering peer and market data. The bonuses paid to each of our named executive officers in 2024 under our Bonus Plan are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Bonuses for all employees, including our participating named executive officers, for the fiscal year ended December 31, 2024 were allocated from a bonus pool funded based on performance against a number of high-impact project goals and cross-functional goals. The project goals related to specific programs, trials, and corporate progress. The cross-functional goals included goals related to research and development, positioning for future growth and development, and other functional goals. The combination of the project and cross-functional goals was intended to drive both specific technical achievement and continue to build the foundation for future company growth and advancements.

In December 2023, the Compensation Committee reviewed and the Board of Directors approved the corporate goals and objectives for 2024, as summarized in the table below. At the time the 2024 corporate goals were set, the Board of Directors and management believed that such goals were challenging, and that achieving them would require not only continued strong progress on research and clinical development, manufacturing and operational capabilities, and prudent fiscal and legal management, but also a high level of effort and execution on the part of our executive officers. These goals were viewed as critical drivers of our long-term success and ability to generate sustained growth in shareholder value. Our corporate goals were intended to drive these key objectives by establishing specific, measurable criteria that could be used to evaluate the performance of our executive team and the Company in general. We believed that achievement of these goals would have a direct impact on creating value for our stockholders.

The Compensation Committee also applied a performance weighting to each goal relative to our overall performance to reflect the prioritization of key business objectives, as summarized below. Each goal was measured individually and then such individual amounts were aggregated to determine the 2024 corporate bonus payout, subject to the Compensation Committee’s discretion to alter bonus funding and payouts. The 2024 corporate performance bonuses were earned based upon achievement of such performance and stretch goals, as follows:

Objective	Key Metrics	% Weighting
Science	Meet certain goals related to program lead panels, combination data in animal models, and manuscript publication	20%
Patients	Meet certain goals related to: AL001: Strategic Health Authority interactions AL002: Delivering proof-of-concept results to Phase 2 program AL101: Collaborating with partner to ensure Phase 2 program goals are met	45%
People	Meet certain goals related to employee experience, continuous improvement, and maintaining high overall employee engagement	15%
Value	Meet certain goals related to maintaining financial stability through financial discipline, financing, and/or strategic relationships	20%
Total		100%

Additionally, the Compensation Committee and the Board of Directors approved the following stretch goals:

Objective	Key Metrics	% Weighting
Stretch	Meet certain goals related to target discovery (science), biomarker data collection (patients), and employee engagement (people)	20%

To determine our corporate performance percentage for 2024, our Compensation Committee employed a holistic analysis that took into account both the extent to which the performance goals had been achieved or exceeded as well as the relative difficulty of achieving the goals that were met and those that were only partially met. In January 2025, the Compensation Committee reviewed the progress against the applicable 2024 goals. We accomplished and over-attained several target goals, largely achieved two stretch goals, and made significant progress on the remaining goals:

Objective	Key Results	% Weighting	% Achieved (Weighted)(1)
Science	Meet certain goals related to program lead panels, combination data in animal models, and manuscript publication	20%	20.0%
Patients	Meet certain goals related to: AL001: Strategic Health Authority interactions AL002: Delivering proof-of-concept results to Phase 2 program AL101: Collaborating with partner to ensure Phase 2 program goals are met	45%	45.0%
People	Meet certain goals related to employee experience, continuous improvement, and maintaining high overall employee engagement	15%	8.0%
Value	Meet certain goals related to maintaining financial stability through financial discipline, financing, and/or strategic relationships	20%	21.0%
Sub-Total		100%	94.0%
Stretch	Meet certain goals related to target discovery (science), biomarker data collection (patients), and employee engagement (people)	20%	6.0%
Total		120%	100%

(1)
The “% Achieved (Weighted)” is the achievement percentage of the objective multiplied by the weighting of that objective.

While the Company’s actual performance achievement was 100%, the Compensation Committee exercised downward discretion to reduce the bonus funding of the corporate component of the budget from 100% to 80% of target, in response to the negative global Phase 2 AL002 trial readout and taking into account our cost reduction initiatives. At the request of Dr. Rosenthal, the Compensation Committee approved an additional reduction to his bonus, lowering it from 80% to 50% of target. This decision, made as part of our cost reduction initiatives and to set an example of accountability, resulted in a final payout of $203,430. These actions reflect the Company’s commitment to balancing performance recognition with accountability, aligning with stockholder interests, and demonstrating leadership through prudent cost management.

As a result, the bonuses paid to our named executive officers for 2024 performance were as follows:

Name	2024 Base Salary($)	2024 Annual Target Bonus (% of base)	2024 Actual Bonus Payout as a % of Salary	2024 Earned Award($)
Arnon Rosenthal, Ph.D.	678,100	60	30	203,430
Marc Grasso, M.D.	517,700	40	35	182,230
Sara Kenkare-Mitra, Ph.D.	628,400	100	88	552,992
Gary Romano, M.D., Ph.D.	533,200	40	35	187,686

Similar to base salaries, target bonuses did not change between 2024 and 2025, reflecting their continued market competitiveness with the established peer group.

Long-Term Equity Incentive Compensation

We believe long-term equity incentive compensation is an effective means for focusing our executive officers, including the named executive officers, on driving strong performance and increased stockholder value over a multi-year period, provides a meaningful reward for long-term value creation, and motivates them to remain employed with us. This approach aligns the contributions of our executive officers with the long-term interests of our stockholders and allows them to participate in any future appreciation in our common stock.

We determine long-term equity incentive compensation for our executive officers as part of our biannual compensation review (with cash compensation reviewed in the first quarter and equity compensation reviewed in the third quarter) taking into account competitive market analysis, the recommendations of our Chief Executive Officer with respect to such equity compensation (except regarding his own equity incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, and our Company performance in 2024.

Annual Equity Grants

In 2024, the long-term equity incentive compensation awarded to our executive officers based on our annual equity compensation review was granted in the form of 100% restricted stock units (“RSUs”) vesting over a three-year time-based schedule. This approach of shifting the equity mix for our executives and employees to the use of RSUs is consistent with our peers, and it incentivizes executives to create value for the Company and shareholders, while also managing the equity pool with discipline, due to the fact that RSUs are linked to stock price performance but expend fewer shares than stock options to deliver the same value. We will continue to evaluate the program on an annual basis. Each award was granted on the following material terms:

Name	Restricted Stock Units Number of Shares(#)(1)
Arnon Rosenthal, Ph.D.	610,500
Marc Grasso, M.D.	216,400
Sara Kenkare-Mitra, Ph.D.	300,000
Gary Romano, M.D., Ph.D.	184,380

(1)
Each restricted stock unit award vests in 12 equal quarterly installments beginning on December 1, 2024, subject to the applicable named executive officer’s continued service.

Other Compensation Practices, Policies and Guidelines

Insider Trading Policy

We maintain an insider trading policy, as most recently amended in December 2024 (the “Insider Trading Policy”) and other procedures that govern the purchase, sale and other dispositions of our securities by ourselves, directors, officers or employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations and any applicable listing standards.

Hedging and Pledging Prohibitions

As part of our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our Board of Directors are prohibited from trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding shares of our common stock.

In addition, our employees (including our executive officers) and the non-employee members of our Board of Directors are prohibited from holding our common stock in a margin account or pledging our securities as collateral for a loan.

Clawback Policy

In September 2023, we adopted a Compensation Recovery Policy in accordance with the SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with the SEC and Nasdaq requirements.

Policies and Practices Related to the Grant of Certain Equity Awards

Our Board of Directors and the Compensation Committee do not take material nonpublic information into account when determining the timing and terms of any stock option grant. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Retirement, Welfare, and Health Benefits

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the “Code”). As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Subject to limits under the Code, we match an amount equal to 50% of the first 6% of the eligible employee’s contributions with a maximum annual employer contribution of $5,000 per employee. Our executive officers are eligible to participate in our 401(k) plan.

Our health and welfare benefits include medical, dental, and vision benefits, long-term disability insurance, basic life insurance coverage, health savings accounts, accidental death and dismemberment insurance, mental health benefits, and caregiver support benefits. Our named executive officers also are eligible to participate in our Employee Stock Purchase Plan on the same terms as our other eligible employees. We design our employee benefits programs to be affordable and competitive in relation to the market, and compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon changes in applicable laws and market practices.

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits for executive officers will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We have entered into employment letters with each of our named executive officers. Each of these agreements was approved by our Board of Directors or our Compensation Committee.

In filling each of our executive positions, our Board of Directors and the Compensation Committee recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. Our Board of Directors and our Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

For information on the specific terms and conditions of the employment letters of the named executive officers, see the discussion of “Executive Employment Arrangements” below.

Severance and Change in Control Protections

We previously entered into a Change in Control and Severance Agreement (the “Severance Agreement”) with each of our named executive officers. The Severance Agreement provides participants with severance in the event of certain qualifying terminations, including following a change in control of our Company, and certain change in control benefits. We believe that these protections are necessary to provide our valuable executives with incentives to forego other employment opportunities and remain employed with us and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change in control. In addition, these protections are available only if a named executive officer executes and does not revoke a general release of claims in favor of us. The terms and levels of benefits provided to our named executive officers under the applicable Severance Agreement were determined by our Compensation Committee, with input from our management team, and approved by our Board of Directors following a review of analysis prepared by our compensation consultant of relevant market data for other companies with whom we compete for executive talent.

For a summary of the material terms of the benefits provided to our named executive officers under the Severance Agreement and an estimate of the payments and benefits that may be received by our named executive officers under the Severance Agreements, see the section titled “Potential Payments on Termination or Change in Control” below.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a U.S. federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. The Company generally expects that all remuneration in excess of $1 million paid to a specified executive will not be deductible by us as a corporate entity unless it qualifies for the transition relief applicable to certain newly public companies. To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our shareholders’ interests are best served if its discretion and flexibility in awarding compensation are not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may realize no value from their awards.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” or other reimbursement payment for any tax liability he or she might owe because of the application of Sections 280G, 4999, or 409A of the Code. If any of the payments or benefits provided for under the Severance Agreement or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Compensation Committee Interlocks and Insider Participation

In 2024, our Compensation Committee consisted of Elizabeth Garofalo, M.D., Louis J. Lavigne, Jr., Paula Hammond, Ph.D., and, beginning on March 20, 2024, Errol De Souza, Ph.D. None of the members of our Compensation Committee is or has ever been an officer or employee of Alector. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation and Discussion Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation and Discussion Analysis be included in this proxy statement and our Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

People, Culture, and Compensation Committee

Elizabeth Garofalo, M.D. (Chairperson)

Louis J. Lavigne, Jr.

Paula Hammond, Ph.D.

Errol De Souza, Ph.D.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act.

Summary Compensation Table for Fiscal Years 2024, 2023, and 2022

The following table provides information regarding the compensation awarded to, or earned by, our named executive officers during 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)		All Other Compensation ($)		Total ($)
Arnon Rosenthal, Ph.D.	2024	674,808	—		2,777,775	—	203,430	(14)	10,328	(4)	3,666,341
Co-founder,	2023	653,625	—		2,576,448	614,323	400,000	(10)	10,611		4,255,007
Chief Executive Officer	2022	621,413	—		1,694,939	800,515	389,340	(3)	9,191		3,515,398
Marc Grasso, M.D.	2024	514,777	—		984,620	—	182,230	(11)	6,242	(7)	1,687,869
Chief Financial Officer	2023	496,800	—		797,040	190,092	225,672	(10)	6,242		1,715,846
	2022	432,923	103,000	(5)	337,741	4,935,992	200,448	(6)	1,676		6,011,780
Sara Kenkare-Mitra, Ph.D.	2024	624,367	—		1,365,000	—	552,992	(11)	7,322	(8)	2,549,681
President and	2023	598,500	—		1,060,128	252,684	687,580	(10)	7,322		2,606,214
Head of Research and Development	2022	570,000	—		3,018,736	4,662,171	612,180	(6)	7,322		8,870,409
Gary Romano, M.D., Ph.D.	2024	528,963	—		838,929	—	187,686	(11)	8,564	(9)	1,564,142
Chief Medical Officer	2023	502,312	—		699,840	166,910	241,295	(10)	8,564		1,618,921
	2022	289,872	—		1,038,345	2,451,835	118,682	(6)	7,165		3,905,899

(1)
Salary, bonus, and non-equity incentive plan compensation figures represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).
(2)
The amounts disclosed represent the aggregate grant date fair value of the award as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in Notes 2 and 8 to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2025. These amounts do not correspond to the actual value that may be recognized by the named executive officer upon vesting of the applicable awards.
(3)
Dr. Rosenthal’s annual bonus based on the achievement of company objectives for the fiscal year ended December 31, 2022 was converted into an award of 42,990 restricted stock units under the Company’s 2019 Plan. One hundred percent of the restricted stock units were immediately vested upon the grant of the award on March 3, 2023. This award is listed in the “Grants of Plan-Based Awards” table below.
(4)
The amount reported consisted of (i) life insurance premiums of $4,636, (ii) a 401(k) match of $3,292, and (iii) an HSA match of $2,400, paid by us on behalf of Dr. Rosenthal.
(5)
The amount reported constitutes a signing bonus of $103,000 awarded to Dr. Grasso at the commencement of his employment with us. The Signing Bonus was paid in one lump sum on the first regularly scheduled pay date in 2022 after the commencement of Dr. Grasso’s employment.
(6)
The amounts reported represent bonuses based on the achievement of company objectives for the fiscal year ended December 31, 2022, which were paid in March 2023.
(7)
The amount reported consisted of (i) life insurance premiums of $1,242 and (ii) a 401(k) match of $5,000, paid by us on behalf of Dr. Grasso.
(8)
The amount reported consisted of (i) life insurance premiums of $2,322 and (ii) a 401(k) match of $5,000, paid by us on behalf of Dr. Kenkare-Mitra.
(9)
The amount reported consisted of (i) life insurance premiums of $3,564 and (ii) a 401(k) match of $5,000, paid by us on behalf of Dr. Romano.
(10)
The amounts reported represent bonuses based on the achievement of company objectives for the fiscal year ended December 31, 2023, which were paid in March 2024.
(11)
The amounts reported represent bonuses based on the achievement of company objectives for the fiscal year ended December 31, 2024, which were paid in February 2025. The amount listed in this column for Dr. Rosenthal represents 50% of his target award in 2024, which is $122,058 less than the amount that he would have received had his bonus been paid based on actual achievement under the 2024 bonus plan.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2024.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)		All Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date	Target ($)	Maximum ($)	Stock or Units (#)(2)	Awards ($)(3)
Arnon Rosenthal, Ph.D.	—	406,860	610,290	—	—
	10/1/2024	—	—	610,500	2,777,775
Marc Grasso, M.D.	—	207,080	310,620	—	—
	10/1/2024	—	—	216,400	984,620
Sara Kenkare -Mitra, Ph.D.	—	628,400	942,600	—	—
	10/1/2024			300,000	1,365,000
Gary Romano, M.D., Ph.D.	—	213,280	319,920	—	—
	10/1/2024	—	—	184,380	838,929

(1)
The amounts reported in these columns represent the target and maximum amount of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for 2024 performance. As there are no threshold amounts with respect to these payouts, the column “Threshold ($)” is inapplicable and therefore has been omitted from this table. The actual payouts approved for 2024 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the section entitled “Executive Incentive Compensation Plan.” The bonus payouts approved pursuant to the Executive Incentive Compensation Plan were paid in March 2025.
(2)
The amounts in this column represent the restricted stock units granted in 2024 pursuant to our 2019 Plan.
(3)
The amounts shown are full grant date fair value in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of option awards are set forth under Notes 2 and 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 26, 2025.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our named executive officers, as of December 31, 2024.

			Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(#)		Market Value of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
Arnon Rosenthal, Ph.D.	7/2/2018	(4)	500,000	(5)	—		8.16	7/2/2028	—		—	—		—
	11/6/2018	(4)	275,000	(6)	—	(6)	10.14	11/6/2028	—		—	—		—
	11/6/2019	(7)	520,000	(8)	—	(8)	17.15	11/6/2029	—		—	—		—
	10/1/2020	(7)	457,038	(9)	—	(9)	10.24	10/1/2030	—		—	—		—
	5/7/2021	(7)	—		—		—	—	—		—	150,000	(10)	283,500
	10/1/2021	(7)	330,293	(11)	86,920	(11)	23.70	10/1/2031	—		—	—		—
	10/1/2022	(7)	64,699	(12)	54,747	(12)	9.46	10/1/2032	—		—	—		—
	10/1/2022	(7)	—		—		—	—	59,724	(13)	112,878	—		—
	10/1/2023	(7)	38,645	(21)	93,855	(21)	6.48	10/1/2033	—		—	—		—
	10/1/2023	(7)	—		—		—	—	231,934	(22)	438,355	—		—
	10/1/2024	(7)	—		—		—	—	559,627	(23)	1,057,695	—		—
Marc Grasso, M.D.	3/1/2022	(14)	318,750	(15)	131,250	(15)	15.49	3/1/2032	—		—	—		—
	10/1/2022	(7)	12,892	(12)	10,909	(12)	9.46	10/1/2032	—		—	—		—
	10/1/2022	(7)	—		—		—	—	11,901	(13)	22,493	—		—
	10/1/2023	(7)	11,958	(21)	29,042	(21)	6.48	10/1/2033	—		—	—		—
	10/1/2023	(7)	—		—		—	—	71,750	(22)	135,608	—		—
	10/01/2024	(7)	—		—		—	—	198,367	(23)	374,914	—		—
Sara Kenkare-Mitra, Ph.D.	1/3/2022	(14)	225,000	(16)	75,000	(16)	20.78	1/3/2032	—		—	—		—
	1/3/2022	(14)	—		—		—	—	—		—	59,000	(17)	111,510
	1/3/2022	(14)	—		—		—	—	4,917	(18)	9,293	—		—
	10/1/2022	(7)	29,020	(12)	24,556	(12)	9.46	10/1/2032	—		—	—		—
	10/1/2022	(7)	—		—		—	—	26,789	(13)	50,631	—		—
	10/1/2023	(7)	15,895	(21)	38,605	(21)	6.48	10/1/2033	—		—	—		—
	10/1/2023	(7)	—		—		—	—	95,434	(22)	180,370	—		—
	10/01/2024		—		—		—	—	275,001	(23)	519,752	—		—
Gary Romano, Ph.D., M.D.	5/27/2022	(14)	238,312	(19)	130,688	(19)	9.20	5/27/2032	—		—	—		—
	5/27/2022	(14)	—		—		—	—	15,375	(20)	29,059	—		—
	10/1/2022	(7)	7,239	(12)	6,126	(12)	9.46	10/1/2032	—		—	—		—
	10/1/2022	(7)	—		—		—	—	6,683	(13)	12,631	—		—
	10/1/2023	(7)	10,500	(21)	25,500	(21)	6.48	10/1/2033	—		—	—		—
	10/1/2023	(7)	—		—		—	—	63,000	(22)	119,070	—		—
	10/1/2024	(7)	—		—		—	—	169,015	(23)	319,438	—		—

(1)
This column represents the fair market value of a share of our common stock on the date of grant, as determined by our Board of Directors or its authorized committee.
(2)
This column represents the fair market value of the shares listed in the “Number of Shares of Stock That Have Not Vested” column, as of December 31, 2024, based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, of $1.89 per share on December 31, 2024.
(3)
This column represents the fair market value of the shares listed in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column, as of December 31, 2024, based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, of $1.89 per share on December 31, 2024.
(4)
This award was granted pursuant to our 2017 Plan.
(5)
One forty-eighth of the total number of shares subject to the option grant vested on August 2, 2018, and an additional 1/48th of the total number of shares subject to the option grant vested each month thereafter, subject to the executive’s continued status as a service provider on each such vesting date.
(6)
One fourth of the total number of shares subject to the option grant vested on November 1, 2019, and an additional 1/48th of the total number of shares subject to the option grant vested each month thereafter, subject to the executive’s continued status as a service provider through each such vesting date.
(7)
This award was granted pursuant to our 2019 Plan.
(8)
The shares subject to this option vested, and continue to vest, 1/48th per month beginning on the one-month anniversary of November 6, 2019, subject to the executive’s continued status as a service provider on each such vesting date.
(9)
The shares subject to this option vested, and continue to vest, 1/48th per month beginning on the one-month anniversary of October 1, 2020, subject to the executive’s continued status as a service provider on each such vesting date.
(10)
The shares are represented by performance stock units. One-half of the award will be earned if the Company’s average closing stock price is at least $30.00 per share for forty consecutive trading days and the other one-half of the award will be earned if the average closing stock price is at least $40.00 per share for forty consecutive trading days. Upon attainment of the performance metrics, the shares vest in four equal quarterly installments beginning on the first vesting date as set forth in the performance stock unit award agreement.
(11)
The shares subject to this option vested, and continue to vest, 1/48th per month beginning on November 1, 2021, subject to the executive’s continued status as a service provider on each such vesting date.
(12)
The shares subject to this option vested, and continue to vest, 1/48th per month beginning on November 1, 2022, subject to the executive’s continued status as a service provider on each such vesting date.
(13)
The shares subject to this restricted stock unit award will vest 1/12th per quarter beginning on March 1, 2023, subject to the executive’s continued status as a service provider on each such vesting date.
(14)
This award was granted pursuant to our Inducement Plan.
(15)
The shares subject to this option vested, and continue to vest, 1/48th per month beginning on March 7, 2022, subject to the executive’s continued status as a service provider on each such vesting date.
(16)
One-fourth of the total number of shares subject to the option grant vested on December 15, 2022, and an additional 1/48th of the total number of shares subject to the option grant will vest each month thereafter, subject to the executive’s continued status as a service provider through each such vesting date.
(17)
The shares are represented by performance stock units. One-fourth of the award will be earned if the Company’s average closing stock price is at least $30.00 per share for forty consecutive trading days and the other three-fourths of the award will be earned if the average closing stock price is at least $40.00 per share for forty consecutive trading days. Upon attainment of the performance metrics, the shares vest in four equal quarterly installments beginning on the first vesting date as set forth in the performance stock unit award agreement.
(18)
One-third of the total number of shares subject to the restricted stock unit award will vest on March 1, 2023, and an additional 1/12th of the total number of shares subject to the restricted stock unit award will vest each quarter thereafter, subject to the executive’s continued status as a service provider through each such vesting date.
(19)
The shares subject to this option vested, and continue to vest, 1/48th per month beginning on June 23, 2022, subject to the executive’s continued status as a service provider on each such vesting date.
(20)
The shares subject to this restricted stock unit award vested, and continue to vest, 1/12th per quarter beginning on September 1, 2022, subject to the executive’s continued status as a service provider on each such vesting date.
(21)
The shares subject to this option vested, and continue to vest, 1/48th per month beginning on November 1, 2023, subject to the executive’s continued status as a service provider on each such vesting date.
(22)
The shares subject to this restricted stock unit award will vest 1/12th per quarter beginning on December 1, 2023, subject to the executive’s continued status as a service provider on each such vesting date.
(23)
The shares subject to this restricted stock unit award will vest 1/12th per quarter beginning on December 1, 2024, subject to the executive’s continued status as a service provider on each such vesting date.

Stock Awards Vesting During Fiscal Year 2024

The following table shows certain information concerning the vesting of RSUs held by our named executive officers during the fiscal year ended December 31, 2024, and the value realized upon such vesting of RSUs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Arnon Rosenthal, Ph.D.	243,129	1,102,654
Marc Grasso, M.D.	70,934	313,856
Sara Kenkare-Mitra, Ph.D.	125,988	574,742
Gary Romano, M.D., Ph.D.	88,798	410,629

Executive Employment Arrangements

Arnon Rosenthal, Ph.D.

We entered into a confirmatory employment letter with Arnon Rosenthal, Ph.D., our Co-founder and Chief Executive Officer. The confirmatory employment letter has no specific term and provides that Dr. Rosenthal is an at-will employee. Dr. Rosenthal is entitled to an annual salary of $678,100 effective March 1, 2025. Additionally, Dr. Rosenthal is eligible for an annual target cash incentive payment equal to 60% of his 2025 base salary. Dr. Rosenthal has received certain equity awards in connection with his employment and may be eligible to receive future equity awards as determined by the Board of Directors or the Compensation Committee in its discretion.

Marc Grasso, M.D.

We entered into an employment letter with Marc Grasso, M.D., our Chief Financial Officer. The employment letter has no specific term and provides that Dr. Grasso is an at-will employee. Dr. Grasso is entitled to an annual salary of $517,700 effective March 1, 2025. Additionally, Dr. Grasso is eligible for an annual target cash incentive payment equal to 40% of his 2025 base salary. Dr. Grasso has received certain equity awards in connection with his employment and may be eligible to receive future equity awards as determined by the Board of Directors or the Compensation Committee in its discretion.

Sara Kenkare-Mitra, Ph.D.

We entered into an employment letter with Sara Kenkare-Mitra, Ph.D., our President and Head of Research and Development. The employment letter has no specific term and provides that Dr. Kenkare-Mitra is an at-will employee. Dr. Kenkare-Mitra is entitled to an annual salary of $628,400, effective March 1, 2025. Additionally, Dr. Kenkare-Mitra is eligible for an annual target cash incentive payment equal to 100% of her 2025 base salary. Dr. Kenkare-Mitra has received certain equity awards in connection with her employment and may be eligible to receive future equity awards as determined by the Board of Directors or the Compensation Committee in its discretion.

Gary Romano, M.D., Ph.D.

We entered into an employment letter with Gary Romano, M.D., Ph.D., our departing Chief Medical Officer. The employment letter has no specific term and provides that Dr. Romano is an at-will employee. Dr. Romano is entitled to an annual salary of $533,200, effective March 1, 2025. Additionally, Dr. Romano would be eligible for an annual target cash incentive payment equal to 40% of his 2025 base salary. Dr. Romano has received certain equity awards in connection with his employment. Dr. Romano voluntarily resigned as our Chief Medical Officer, effective April 25, 2025.

Potential Payments on Termination or Change in Control

We entered into a change in control and severance agreement with each of our named executive officers which provides for certain severance and change in control benefits as described below. Each change in control and severance agreement superseded any prior agreement or arrangement the named executive officer may have had with us that provided for severance and/or change in control payments or benefits.

If a named executive officer’s employment is terminated outside the period beginning on the date of a change in control and ending 12 months following that change in control (the “Change in Control Period”) either (1) by the Company or any of its subsidiaries (the “Company Group”) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:

•
a lump-sum payment equal to nine months in the case of Drs. Kenkare-Mitra, Grasso, and, formerly, Romano, or 12 months in the case of Dr. Rosenthal, of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and
•
payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), for the named executive officer and the named executive officer’s eligible dependents, if any, for up to nine months in the case of Drs. Kenkare-Mitra, Grasso, and, formerly, Romano, or 12 months in the case of Dr. Rosenthal, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

If, within the Change in Control Period, the named executive officer’s employment is terminated either (1) by the Company (or any of its subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason,” the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:

•
a lump-sum payment equal to 12 months in the case of Drs. Kenkare-Mitra, Grasso, and, formerly, Romano, or 18 months in the case of Dr. Rosenthal of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control;

•
a lump-sum payment equal to 100% in the case of Drs. Kenkare-Mitra, Grasso, and, formerly, Romano, or 150% in the case of Dr. Rosenthal, of the named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;
•
payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months in the case of Drs. Kenkare-Mitra, Grasso, and, formerly, Romano, or 18 months in the case of Dr. Rosenthal, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and
•
100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing the equity award, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under his or her change in control and severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.

Under each named executive officer’s change in control and severance agreement, the following definitions are used:

“Cause” means:

•
the named executive officer’s dishonest statements or acts with respect to any Company Group member, or any current or prospective customers, suppliers, vendors, or other third parties with which such entity does business;
•
the named executive officer’s commission of (1) a felony or (2) any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;
•
the named executive officer’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the applicable Company Group member, which failure continues, in the reasonable judgment of the Company Group member, after written notice given to him or her by the Company Group member;
•
the named executive officer’s gross negligence, willful misconduct, or insubordination with respect to any Company Group member; or
•
the named executive officer’s material violation of any provision of any agreement(s) between him or her and any Company Group member relating to non-competition, non-solicitation, non-disclosure, and/or assignment of inventions (such as the at-will employment, confidential information, invention assignment, and arbitration agreement with the named executive officer or any written Company Group policy or procedure to which the named executive officer is subject).

Any termination for “Cause” will require the approval of our Board of Directors, and the named executive officer will be given the opportunity to appear in person before the entire Board of Directors in order to explain the named executive officer’s position on the allegations or claims that constitute “Cause.”

“Good Reason” means that the named executive officer resigns from a Company Group member if one of the following events occurs without his or her consent:

•
a material reduction of his or her duties, authorities, or responsibilities relative to his or her duties, authorities, or responsibilities in effect immediately prior to the reduction, provided that (1) any change that results in Dr. Rosenthal not serving as the chief executive officer of, or reporting directly to the Board of Directors of, the parent corporation in a group of controlled corporations including the Company or its assets (the “Parent”) following a change in control (other than as the result of his voluntary resignation not at the request of the successor or the Parent) will be deemed to constitute a material reduction in his duties, authorities, and responsibilities constituting “Good Reason” and (2) that continued employment of a named executive officer (other than Dr. Rosenthal) following a change in control with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business and operations will not constitute “Good Reason” (for example, “Good Reason” will not exist if the named executive officer is employed by the Company or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company’s business that the named executive officer had immediately before the change in control regardless of whether the named executive officer’s title is revised to reflect his or her placement within the overall corporate hierarchy or whether the named executive officer provides services to a subsidiary, affiliate, business unit, or otherwise);

•
a material diminution in his or her base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the applicable Company Group member, or
•
a change of more than 50 miles in the geographic location at which he or she provides services to the applicable Company Group member.

For “Good Reason” to be established, the named executive officer must provide written notice to our Chief Executive Officer (or our Board of Directors in the case of Dr. Rosenthal) and the applicable Company Group member within 90 days immediately following such alleged events, the applicable Company Group member must fail to materially remedy such event within 30 days after receipt of such notice, and the named executive officer’s resignation must be effective not later than 90 days from the occurrence of the alleged triggering event, and must not be effective until after the expiration of the notice and cure periods described above.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2024, which is the last day of our fiscal year:

	Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control			Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
	Severance Payments ($)(1)	Health Care Benefits ($)(2)		Equity Acceleration ($)(3)	Severance Payments ($)(4)	Health Care Benefits ($)(5)
Arnon Rosenthal, Ph.D.	678,100	19,338		1,892,429	1,627,440	29,007
Marc Grasso, M.D.	388,275	14,038		533,014	724,780	18,718
Sara Kenkare-Mitra, Ph.D.	471,300	24,019		871,556	1,256,800	32,025
Gary Romano, M.D., Ph.D.	399,900	—	(6)	480,198	746,480	—	(6)

(1)
The amount shown in this column for each named executive officer represents a lump-sum payment equal to nine months in the case of Drs. Kenkare-Mitra, Grasso, and Romano, or 12 months in the case of Dr. Rosenthal of the named executive officer’s annual base salary as of December 31, 2024.
(2)
The amount shown in this column for each named executive officer represents the value of payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents for up to nine months in the case of Drs. Kenkare-Mitra, Grasso, and Romano, or 12 months in the case of Dr. Rosenthal based on the assumptions used for financial reporting purposes under generally accepted accounting principles (“GAAP”).
(3)
The amount shown in this column for each named executive officer consists of the value of the portions of the unvested shares subject to each of the named executive officer’s outstanding equity awards for which vesting is accelerated upon the triggering event. The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $1.89 per share on December 31, 2024, as reported on the Nasdaq Global Select Market (less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award. Options that were “underwater” as of December 31, 2024 were not included as they do not have any value. In the case of an equity award with performance-based vesting, it is assumed that all performance goals and other vesting criteria will be deemed achieved at 100% of target levels.
(4)
The amount shown in this column for each named executive officer represents a lump-sum payment equal to 12 months in the case of Drs. Kenkare-Mitra, Grasso, and Romano, or 18 months in the case of Dr. Rosenthal of the named executive officer’s annual base salary as of December 31, 2024, plus 100% in the case of Drs. Kenkare-Mitra, Grasso, and Romano, or 150% in the case of Dr. Rosenthal of the named executive officer’s target annual bonus for 2024.
(5)
The amount shown in this column for each named executive officer represents the value of payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents for up to 12 months in the case of Drs. Kenkare-Mitra, Grasso, and Romano, or 18 months in the case of Dr. Rosenthal based on the assumptions used for financial reporting purposes under GAAP.
(6)
Dr. Romano opted out of medical coverage provided by the Company during the fiscal year ended December 31, 2024.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the following tables and related disclosure show the relationship between (i) the total compensation for our principal executive officer (“PEO”) and other named executive officers (“NEOs”) as set forth in the Summary Compensation Table, (ii) the “compensation actually paid” (“CAP”) for our PEO and NEOs (computed in accordance with Item 402(v) of Regulation S-K), (iii) our total shareholder return (“TSR”), and (iv) our net income.

This disclosure does not necessarily reflect value actually realized by our NEOs or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance.

Year	Summary Compensation Table Total for PEO($)(1)	Compensation Actually Paid To PEO($)(2)	Average Summary Compensation Table Total for Other NEOs($)(3)	Average Compensation Actually Paid to Other NEOs($)(4)	Value of $100 Initial Fixed Investment Based on Company Total Shareholder Return($)(5)	Value of $100 Initial Fixed Investment Based on Peer Group Total Shareholder Return($)(6)	Net Income (Loss) (in millions)($)(7)
2024	3,666,341	(1,849,608)	1,933,897	(445,355)	11	114	(119)
2023	4,255,006	3,233,266	1,980,327	1,527,898	46	115	(130)
2022	3,515,398	(7,798,162)	3,919,441	1,798,838	54	111	(133)
2021	9,612,580	15,235,920	1,429,309	753,050	120	125	(36)
2020	3,662,229	4,877,874	2,969,307	3,155,795	88	126	(190)

(1)
Our PEO for each applicable year was Arnon Rosenthal, Ph.D.
(2)
The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for our PEO:

Year	Summary Compensation Table Total for PEO($)	Minus Stock and Option Awards from Summary Compensation Table($)	Plus Year-End Equity Value of Unvested Awards Granted During Fiscal Year($)	Plus Change in Value of Unvested Awards Granted in Prior Years($)	Plus Value of Awards Granted and Vested During Fiscal Year($)	Plus Change in Value of Prior Years’ Awards Vested During Fiscal Year($)	Compensation Actually Paid to PEO($)
2024	3,666,341	(2,777,775)	1,057,695	(2,893,561)	131,761	(1,034,069)	(1,849,608)
2023	4,255,006	(3,190,771)	3,641,317	(900,099)	203,555	(775,742)	3,233,266
2022	3,515,398	(2,495,454)	2,391,407	(7,781,322)	30,613	(3,458,804)	(7,798,162)
2021	9,612,580	(8,639,829)	7,806,684	3,367,916	244,403	2,844,166	15,235,920
2020	3,662,229	(3,096,204)	4,798,197	(1,737,239)	149,340	1,101,551	4,877,874

(3)
Our NEOs for each applicable year were:
•
2024: Marc Grasso, M.D.; Sara Kenkare-Mitra, Ph.D.; Gary Romano, M.D., Ph.D.
•
2023: Marc Grasso, M.D.; Sara Kenkare-Mitra, Ph.D.; Gary Romano, M.D., Ph.D.
•
2022: Marc Grasso, M.D.; Sara Kenkare-Mitra, Ph.D.; Robert King, Ph.D.; Gary Romano, M.D., Ph.D.; Linda Rubinstein
•
2021: Sara Kenkare-Mitra, Ph.D.; Robert King, Ph.D.; Robert Paul, M.D., Ph.D.; Linda Rubinstein; Shehnaaz Suliman, M.D.; Calvin Yu
•
2020: Robert King, Ph.D.; Robert Paul, M.D., Ph.D.; Shehnaaz Suliman, M.D.; Calvin Yu
(4)
The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for our NEOs (excluding our PEO):

Year	Average Summary Compensation Table Total for Other NEOs($)s	Minus Stock and Option Awards from Summary Compensation Table($)	Plus Year-End Equity Value of Unvested Awards Granted During Fiscal Year($)	Plus Change in Value of Unvested Awards Granted in Prior Years($)	Plus Value of Awards Granted and Vested During Fiscal Year($)	Plus Change in Value of Prior Years’ Awards Vested During Fiscal Year($)	Compensation Actually Paid to Other NEOs($)
2024	1,933,897	(1,062,850)	404,701	(1,319,273)	50,416	(452,246)	(445,355)
2023	1,980,327	(1,055,565)	1,204,614	(373,876)	67,339	(294,941)	1,527,898
2022	3,919,441	(3,349,066)	1,741,415	(544,915)	180,511	(148,548)	1,798,838
2021	1,429,309	(809,934)	345,425	(764,090)	16,222	536,118	753,050
2020	2,969,307	(2,425,974)	2,238,042	(341,138)	363,929	351,629	3,155,795

(5)
Total shareholder return illustrates the value, as of the last day of the applicable fiscal year, of an investment of $100 in our common stock on December 31, 2019.
(6)
The peer group used for relative total shareholder return is the Nasdaq Biotechnology Index, which we also use in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K filed with the SEC on February 26, 2025.
(7)
The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table:

Compensation Actually Paid and Net Income (Loss)

Alector is not a commercial-stage company, and we did not have any revenue during the periods presented, except revenue related to the agreement with AbbVie and the agreement with GSK for the license and co-development of product candidates with those parties. Consequently, we have not historically looked to net income (loss) as a performance measure for our executive compensation program. From 2020 to 2021, our net loss decreased, the “compensation actually paid” for our PEO increased, and the “compensation actually paid” for our NEOs decreased. This decrease in “compensation actually paid” for our NEOs is largely due to Dr. Kenkare-Mitra beginning employment with us in December 2021 but not receiving any equity awards in that year and Ms. Rubinstein not receiving equity awards in connection with the confidential consulting agreement we entered into with FLG Partners, LLC in connection with Ms. Rubinstein’s services. From 2021 to 2022, our net loss increased, the “compensation actually paid” for our PEO decreased, and the “compensation actually paid” for our other NEOs increased. From 2022 to 2023 our net loss decreased slightly, the “compensation actually paid” for our PEO increased, and the “compensation actually paid” for our other NEOs decreased. This increase in 2022 and decrease in 2023 in “compensation actually paid” for our other NEOs is largely due to new NEO equity awards in 2022. From 2023 to 2024 our net loss decreased, the “compensation actually paid” for our PEO decreased, and the “compensation actually paid” for our other NEOs decreased. The decrease in net loss in 2024 was mainly due to the termination of the AL002 program and therefore we recognized all remaining revenue in 2024.

Compensation Actually Paid and the Company’s Total Shareholder Return

The following chart sets forth the relationship between the “compensation actually paid” to our PEO, the average “compensation actually paid” to our NEOs as a group (excluding our PEO), and the Company’s total shareholder return over the period covering fiscal years 2020, 2021, 2022, 2023, and 2024. We utilize several performance measures to align executive compensation with our performance, but those are not financial performance measures, such as total shareholder return. For example, as described in more detail above in the section titled “Executive Compensation,” part of the compensation our NEOs are eligible to receive consists of annual performance-based cash bonuses which are designed to provide appropriate incentives to achieve defined annual corporate goals and to reward our NEOs for individual achievement towards these goals. Additionally, we view equity awards, which are an integral part of our executive compensation program, as related to Company performance because the value of each award increases only if the value of our common stock appreciates from the grant date and if the NEO continues employment over the vesting period. These equity awards strongly align our NEOs’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our NEOs to continue in our employment for the long-term.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Unvested Restricted Stock Units and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders
2017 Stock Option and Grant Plan(2)	1,648,421	9.19	—
2019 Equity Incentive Plan(3)	15,934,421	15.41	6,781,827
2019 Employee Stock Purchase Plan(4)	—	—	3,362,381
Equity compensation plans not approved by stockholders
2022 Inducement Equity Incentive Plan	1,505,902	13.74	1,547,349

(1)
Restricted stock units have been excluded for purposes of computing weighted average exercise prices.
(2)
Our Board of Directors adopted, and our stockholders approved, the 2017 Plan and the 2019 Plan. The 2017 Plan has been terminated; however, all outstanding options issued pursuant to the 2017 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2019 Plan.
(3)
Our 2019 Plan provides that the number of shares available for issuance under the 2019 Plan will be increased on the first day of each fiscal year beginning with the 2020 fiscal year, in an amount equal to the least of (i) 7,096,760 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our Board of Directors may determine.

(4)
Our 2019 ESPP provides that the number of shares available for issuance under the 2019 ESPP will be increased on the first day of each fiscal year beginning with the 2020 fiscal year, in an amount equal to the least of (i) 591,397 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by our Board of Directors or any committee designated by the Board of Directors.

Risk Analysis of our Compensation Plans

Our Compensation Committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our Compensation Committee engages its independent compensation consultant each year to independently review our executive compensation program. Based on those reviews, the Compensation Committee structures our executive compensation program to encourage our named executive officers to focus on both short-term and long-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2024 (including all employees, whether employed on a full-time, part-time, seasonal, or temporary basis).

Consistently Applied Compensation Measure

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of December 31, 2024: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2024. In identifying the median employee, we converted compensation amounts paid in foreign currencies, if applicable, based on the applicable year-to-date average exchange rate as of December 31, 2024 and annualized the compensation values of individuals that joined us during 2024. We did not make any cost-of-living adjustments.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation in 2024 as calculated using Summary Compensation Table requirements was $270,712. Our Chief Executive Officer’s compensation in 2024 as reported in the Summary Compensation Table was $3,666,341. Therefore, our CEO Pay Ratio for 2024 is approximately 13.5x.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of Alector used the CEO Pay Ratio measure in making compensation decisions.

Conclusion

It is the opinion of the Compensation Committee that the compensation policies and elements described above provide the necessary incentives to properly align our executive officers’ performance with the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract, engage, and retain the highest caliber of executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2025 for:

•
each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock;
•
each of our named executive officers;
•
each of our directors and nominees for director; and
•
all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 99,992,600 shares of our common stock outstanding as of March 31, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2025, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Alector, Inc., 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080.

Name of Beneficial Owner	Number of Shares Beneficially Owned(#)	Percentage of Shares Beneficially Owned(%)
5% Stockholders:
Entities affiliated with Polaris Venture Partners(1)	9,853,817	9.9
BlackRock, Inc.(2)	8,068,553	8.1
FMR LLC(3)	12,620,404	12.6
RA Capital Management L.P.(4)	9,695,228	9.7
Named Executive Officers and Directors:
Arnon Rosenthal, Ph.D.(5)	7,750,153	7.6
Marc Grasso, M.D.(6)	459,025	*
Sara Kenkare-Mitra, Ph.D.(7)	437,671	*
Gary Romano, M.D., Ph.D.(8)	412,258	*
Elizabeth Garofalo, M.D.(9)	97,452	*
Paula Hammond, Ph.D.(10)	111,639	*
Louis J. Lavigne, Jr.(11)	212,522	*
Richard Scheller, Ph.D.(12)	233,709	*
David Wehner(13)	246,591	*
Kristine Yaffe, M.D.(14)	146,970	*
Errol De Souza, Ph.D.(15)	15,977	*
Mark Altmeyer(16)	15,977	*
All executive officers and directors as a group (12 persons)(17)	10,139,944	9.7

* Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Based on information contained in a Schedule 13G/A filed with the SEC on November 12, 2024. Consists of (a) 498,468 shares held of record by Polaris Venture Partners VI, L.P. (“PVP VI”), (b) 544,039 shares held of record by Polaris Venture Partners Founders’ Fund VI, L.P. (“PVPFF VI”), (c) 7,072,644 shares held of record by Polaris Venture Partners VI (AIV), L.P. (“PVP VI AIV”), and (d) 1,738,666 shares held of record by Polaris Venture Partners VI (AIV-B), L.P (“PVP VI AIV-B” and together with PVP VI, PVPFF VI, and PVP VI AIV, the “Funds”). Polaris Venture Management Co. VI, L.L.C. (“PVM VI”) is the sole general partner of the Funds and may be deemed to have sole power to vote and dispose of the shares held by the Funds. Amir Nashat, Brian Chee, David Barrett, Bryce Youngren, Jonathan A. Flint, and Terry McGuire are the managing members of PVM

VI and collectively make voting and investment decisions with respect to the shares held by the Funds. The address of the Funds is One Marina Park Drive, 10th Floor, Boston, MA 02210.
(2)
Based on information contained in a Schedule 13G/A filed with the SEC on January 24, 2024. Consists of 8,068,553 shares held of record by BlackRock, Inc. (“BlackRock”). The filing reflects that BlackRock has sole voting power over 7,599,574 shares and sole dispositive power over 8,068,553 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2024. Consists of 12,620,404 shares held of record by FMR LLC (“FMR”). The filing reflects that FMR has sole voting and dispositive power over the shares. The address of FMR is 245 Summer Street, Boston, MA 02210.
(4)
Based on information contained in a Schedule 13G/A filed with the SEC on December 6, 2024. Consists of 9,695,228 shares held of record by RA Capital Management, L.P. (“RA Capital”). The filing reflects that RA Capital has shared voting and shared dispositive power over the shares. The address of RA Capital is 200 Berkeley Street, 18th Floor, Boston MA 02116.
(5)
Consists of (a) 1,564,398 shares of common stock held of record by Dr. Rosenthal; (b) 652,500 shares held of record by Adi Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee; (c) 652,500 shares held of record by Noam Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee; (d) 652,500 shares held of record by Shani Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee; (e) 1,972,875 shares held of record by The Rosenthal Family Revocable Trust Dated November 4, 1994, as restated on June 9, 1999, for which Dr. Rosenthal serves as trustee; and (f) 2,255,380 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(6)
Consists of (a) 61,800 shares of common stock held of record by Dr. Grasso; and (b) 397,225 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(7)
Consists of (a) 125,248 shares of common stock held of record by Dr. Kenkare-Mitra; and (b) 312,423 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(8)
Consists of (a) 112,627 shares of common stock held of record by Dr. Romano; and (b) 299,631 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(9)
Consists of (a) 35,709 shares of common stock held of record by Dr. Garofalo; and (b) 61,743 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(10)
Consists of (a) 25,209 shares of common stock held of record by Dr. Hammond; and (b) 86,430 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(11)
Consists of (a) 10,552 shares of common stock held of record by Lavrite, LLC, for which Mr. Lavigne serves as managing director; (b) 35,709 shares of common stock held of record by Mr. Lavigne; and (c) 166,261 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(12)
Consists of (a) 11,874 shares held of record by Mr. Scheller; and (b) 221,835 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(13)
Consists of (a) 80,330 shares held of record by Mr. Wehner; and (b) 166,261 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(14)
Consists of (a) 32,709 shares of common stock held of record by Dr. Yaffe; and (b) 114,261 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(15)
Consists of (a) 10,313 shares of common stock held of record by Mr. De Souza; and (b) 5,664 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(16)
Consists of (a) 10,313 shares of common stock held of record by Mr. Altmeyer; and (b) 5,664 shares of common stock subject to options exercisable within 60 days of March 31, 2025.
(17)
Consists of (a) 6,047,166 shares beneficially owned by our executive officers and directors; and (b) 4,092,778 shares of common stock subject to options exercisable within 60 days of March 31, 2025.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements, discussed in the sections titled “Board of Directors and Corporate Governance” and “Executive Compensation,” the following is a description of certain relationships and transactions since January 1, 2023 involving our directors, executive officers, beneficial holders of more than 5% of our common stock, or entities affiliated with them.

Consulting Agreements with Dr. Richard Scheller

We have entered into a consulting agreement with Dr. Richard Scheller, a member of our Board of Directors and Scientific Advisory Board. We entered into the consulting agreement in December 2019. Pursuant to this consulting agreement, Dr. Scheller serves on SPARC and generally provides scientific advice regarding our products or services and research program. Pursuant to the original agreement, Dr. Scheller received an annualized payment of $200,000 and received a stock option to purchase 100,000 shares of our common stock, vesting in equal monthly installments over a four-year period for so long as Dr. Scheller serves as a consultant under this agreement. On May 16, 2023, we entered into an amendment to Dr. Scheller’s consulting agreement, pursuant to which he receives an annualized payment of $100,000 and an award of RSUs with an approximate value of $30,000 that will vest quarterly over a year. We also entered into an amendment to Dr. Scheller’s SAB agreement on the same date, pursuant to which Dr. Scheller received an annualized payment of $10,000 in 2023 and an award of RSUs with an approximate value of $65,000 that will vest quarterly over a year. Pursuant to that amendment, on July 15, 2023, Dr. Scheller was granted 8,541 RSUs of which 6,405 RSUs had vested as of December 31, 2023 and the remaining RSUs vested on March 1, 2024. On May 16, 2024, we entered into a second amendment to Dr. Scheller’s consulting agreement, pursuant to which he receives an annualized payment of $100,000 and an award of 5,000 RSUs, subject to the board approval. We also entered into a second amendment to Dr. Scheller’s SAB agreement on the same date, pursuant to which Dr. Scheller received an annualized payment of $10,000 and an award of 10,833 RSUs, subject to the board approval. On August 2, 2024, the board approved the 5,000 RSUs under his consulting agreement and the 10,833 RSUs under his SAB agreement. These RSUs will vest in equal quarterly installments over 12 months on September 1, 2024, December 1, 2024, March 1, 2025, and June 1, 2025.

Related Party Transaction Policy

Our Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our Audit Committee provides that our Audit Committee shall review and approve in advance any related party transaction. We have adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our Audit Committee. In approving or rejecting any such transaction, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers, and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during our fiscal year ended December 31, 2024 and through the date of this proxy statement, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception noted below:

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Form 4 filed for Richard Scheller, Ph.D. on October 10, 2024 reporting a grant of 15,833 restricted stock units on August 2, 2024.

Fiscal Year 2024 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2024 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.alector.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Alector, Inc., Attention: Investor Relations, 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080.

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The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

South San Francisco, California

April 24, 2025

ANNUAL MEETING OF STOCKHOLDERS OF ALECTOR, INC. INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM Eastern Time the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING -The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiconnect.com/209804434 password: alector2024 (cap sensitive) and be sure to have available the control number. GO GREEN -e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNETAVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/22640 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330300000000001000 2 061224 1. ELECTION OF DIRECTORS: 2. Ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for our fiscal year NOMINEES: ending December 31, 2024. FOR ALL NOMINEES O Louis J. Lavigne, Jr. FOR AGAINST ABSTAIN O Richard Scheller, Ph.D. 3. Advisory vote on executive compensation. WITHHOLD AUTHORITY O Mark Altmeyer FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. IMPORTANT NOTICE INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR and fill in the circle next to each nominee you wish to withhold, as shown here: PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF ALECTOR, INC. June 12, 2024 131 Oyster Point Blvd, Suite 600 South San Francisco, CA94080 1 ALECTOR, INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders The undersigned hereby appoint(s) Arnon Rosenthal, Ph.D. and Sara Kenkare-Mitra, Ph.D., or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Alector, Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its stockholders to be held on June 12, 2024, and at any adjournments thereof, and in their discretion upon any other matter which may properly come before said meeting. (Continued and to be signed on the reverse side) COMMENTS: 1.1 14475